UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Chesapeake Utilities Corporation
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(Name of Person(s) Filing Proxy Sstatement, if other than the Registrant)

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909 SILVER LAKE BOULEVARD

DOVER, DELAWARE 19904

March 30, 2012

DEAR STOCKHOLDERS:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Chesapeake Utilities Corporation. The details relating to the meeting, including the matters to be considered and acted on by you are set forth below.

Time and Date	9:00 a.m. Eastern Daylight Time on Wednesday, May 2, 2012.

Location	The Board Room of PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware 19801.

Items of Business	1) To elect four Class I Directors to serve three-year terms ending in 2015 and until their successors are elected and qualified; and

2) To consider and vote on the ratification of the Company’s independent registered public accounting firm.

We will also transact such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR Items 1 and 2 and pursuant to the discretion of the appointed proxies for such other business as may properly come before the meeting.

Record Date	If you are, or if a nominee through whom you hold shares is, a stockholder of record at the close of business on Thursday, March 15, 2012, you will be entitled to vote at the meeting and at any adjourned meeting.

It is important that all of the Company’s shares of common stock that you own are represented at the meeting. If you are unable to personally attend the meeting, we encourage you to vote your shares using one of the following three convenient voting methods.

Mail: Complete, properly sign and date your proxy card (included with these materials) and return it in the enclosed envelope.	Telephone: Follow the instructions that are printed on your proxy card (included with these materials).	Internet: Follow the instructions that are printed on your proxy card (included with these materials).

Submitting your proxy by returning the enclosed proxy card, by telephone or by the internet, will not affect your right to attend the meeting and vote in person. You may revoke any vote that you have submitted at any time before voting is declared closed at the meeting by following the instructions in the accompanying Proxy Statement. If you own stock beneficially through a bank, broker or otherwise, that institution will provide you with voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 2, 2012. Pursuant to the Securities and Exchange Commission’s rules, we have elected to provide our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you that our proxy materials are available on the internet. This Notice and Proxy Statement, our 2011 Annual Report on Form 10-K, as well as directions to our meeting, are available at www.chpk.com/proxymaterials.

By Order of the Board of Directors,

Beth W. Cooper

Corporate Secretary

909 SILVER LAKE BOULEVARD

DOVER, DELAWARE 19904

PROXY STATEMENT

GENERAL MATTERS

The Board of Directors of Chesapeake Utilities Corporation (“we,” “us,” “our,” the “Company” or “Chesapeake”) is providing you with this Proxy Statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2012 Annual Meeting of Stockholders and at any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Meeting Time and Date. The 2012 Annual Meeting of Stockholders will be held at 9:00 a.m. Eastern Daylight Time on Wednesday, May 2, 2012, in the Board Room of PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware 19801.

Soliciting Proxies. Our directors, officers and regular employees may solicit proxies by personal interview, mail, telephone or e-mail. These individuals would not receive additional compensation for their services in connection with the solicitation. In addition, we may engage professional proxy solicitors or other consultants to solicit proxies. All costs of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the solicitation, and all clerical and other expenses of solicitation will be borne by the Company. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are being sent or given to stockholders on or about March 30, 2012.

Who May Vote. All stockholders of record at the close of business on Thursday, March 15, 2012 will be entitled to vote. As of this date, 9,577,542 shares of our common stock, the only outstanding class of voting equity securities, were outstanding. Each share of common stock is entitled to one vote on each matter submitted to the stockholders for a vote. The named executive officers and directors of the Company have the power to vote approximately 4.48 percent of these shares.

We have been advised by all of the named executive officers and directors that they intend to vote their shares of common stock as follows:

•	PROPOSAL 1: FOR the election of four Class I Directors to serve three-year terms ending in 2015 and until their successors are elected and qualified;

•	PROPOSAL 2: FOR the ratification of our independent registered public accounting firm; and

•	Pursuant to the discretion of the appointed proxies for any other business properly brought before the meeting.

How To Vote. You may attend the meeting and deliver the completed proxy card in person before voting is declared closed at the meeting. If you are unable to personally attend the meeting, we encourage you to vote your shares using one of the following three convenient voting methods:

Mail: Complete, properly sign and date your proxy card (included with these materials) and return it in the enclosed envelope.	Telephone: Follow the instructions that are printed on your proxy card (included with these materials).	Internet: Follow the instructions that are printed on your proxy card (included with these materials).

Submitting your proxy by returning the enclosed proxy card, by telephone, or by the internet, will not affect your right to attend the meeting and vote in person.

Signing the Proxy. An authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity should sign the accompanying proxy card in the entity name and, immediately below this signature, indicate his or her name and title at the entity. An agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder should also indicate his or her title following his or her respective signature. Stock may be registered in the name of two or more trustees or other persons. If you own stock with multiple parties, each party should sign the accompanying proxy card where appropriate. If stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card where appropriate, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

Voting Instructions. If your proxy is timely received, properly signed and not subsequently revoked, it will be voted at the meeting according to your directions. If your proxy is incomplete or if you do not provide instructions with respect to any of the items, the proxy will be voted FOR Proposals 1 and 2 and pursuant to the discretion of the appointed proxies for any other business properly brought before the meeting. If you withhold or abstain your vote, your shares will be treated as not voted for purposes of Proposal 1 and against for purposes of Proposal 2. If your proxy is unclear as to how you intended to vote (e.g., multiple selections are made for one Proposal), your proxy will be voted pursuant to the discretion of the appointed proxies.

Revoking a Proxy. You may revoke any vote that you have submitted at any time before voting is declared closed at the meeting. A proxy may be revoked by (i) attendance at the meeting and voting in person; (ii) delivery of a subsequent proxy executed by the same person that executed the prior proxy; (iii) submitting another timely and later dated proxy by telephone; (iv) submitting another timely and later dated proxy over the internet; or (v) delivery of a written statement to the Corporate Secretary of the Company stating that the proxy is revoked.

Beneficial Ownership. A beneficial owner holds shares of our common stock not in its own name, but rather through a bank, broker, trustee, nominee, or other institution. If you are a beneficial owner and an institution held, on your behalf, shares of our common stock on the record date of March 15, 2012, you are entitled to vote on the matters described in this Proxy Statement. The institution will provide you with our Proxy Statement and any other solicitation materials, as well as voting instructions. We will reimburse the institution for reasonable expenses incurred in connection with this solicitation. You will need to obtain a valid proxy from the institution if you intend to vote your shares by personally attending our meeting. If you do not provide your broker with voting instructions, your broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a broker non-vote). The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is a “discretionary” item. The election of directors (Proposal 1) is a “non-discretionary” item. Broker non-votes will have no effect on the outcome of the election of directors (Proposal 1).

Quorum. In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock outstanding on our record date. Shares of common stock represented at the meeting in person or by proxy will be counted for the purpose of determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will be counted as present at the meeting for quorum purposes, but not voted. The Company’s Inspector of Elections will tabulate the votes and determine whether a quorum is present.

Annual Report. The 2011 Annual Financial Report and Shareholder Letter which contains our Annual Report on Form 10-K for the year ended December 31, 2011, as amended (collectively, the “Annual Report”), is enclosed with this Proxy Statement. The Annual Report provides financial information to our stockholders. The Annual Report is not, and shall not be deemed to be, “soliciting material,” or to be “filed” with the SEC nor shall this information be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

MATTERS TO BE VOTED ON AT THE MEETING

Election of Directors (Proposal 1)

At the conclusion of the meeting, the entire Board of Directors of the Company will consist of thirteen directors. The Board is divided into three classes, with the directors of each class elected to serve three-year terms.

At the 2012 Annual Meeting, four Class I directors will be elected to serve until the 2015 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors has nominated the following candidates for election to serve as directors: Eugene H. Bayard, Thomas P. Hill, Jr., Dennis S. Hudson, III and Calvert A. Morgan, Jr. Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting. A stockholder that is entitled to vote for the election of directors may cast his or her vote in accordance with the instructions provided in this Proxy Statement. A stockholder may authorize a proxy to vote his or her shares on the election of directors. A proxy that withholds authority to vote for a particular nominee will not count either for or against the nominee.

Information Concerning Nominees and Continuing Directors. The following information sets forth the principal occupation and employment of each director, the name and principal business of the organization, certain other affiliations, and additional business experience attained by each director and nominee during the past five years. This information has been provided to us by each nominee for election as a director and for each director whose term will continue following the meeting.

Nominees for Election

Class I Directors (Terms Expire in 2015)

Eugene H. Bayard Director since 2006	Mr. Bayard, age 65, is a partner with the law firm of Wilson, Halbrook & Bayard in Georgetown, Delaware. He has been a member of the firm since 1974. Mr. Bayard serves in numerous business and community board capacities including: Sussex County Advisory Board for WSFS; Delaware Wild Lands, Inc.; Delaware State Fair, Inc.; Chairman of Harrington Raceway; Mid-Del Charitable Foundation; Delaware Volunteer Firefighter’s Association; O.A. Newton & Son Company; and J.G. Townsend Jr. and Company. Mr. Bayard previously served on the Southern Delaware Advisory Committee for the Delaware Community Foundation.

Thomas P. Hill, Jr. Director since 2006	Mr. Hill, age 63, retired in 2002 from Exelon Corporation in Philadelphia, Pennsylvania, where he served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Exelon Corporation is an electric utility, providing energy generation, power marketing and energy delivery. Prior to the PECO Energy and Unicom Corporation merger, out of which Exelon Corporation evolved, Mr. Hill was Vice President and Controller for PECO Energy, where he had been employed since 1970 in various senior financial and managerial positions. Mr. Hill serves as a trustee of Magee Rehabilitation Hospital and the Magee Rehabilitation Foundation. He also serves as a member of the Audit Committee for Jefferson Health System, Inc., a Pennsylvania non-profit corporation.

Dennis S. Hudson, III Director since 2009	Mr. Hudson, age 56, is Chairman and Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. He has served as a director of both organizations since 1983. Mr. Hudson has also held various other positions in these organizations, including President, Executive Vice President and Chief Operating Officer. Mr. Hudson served on the Florida Public Utilities Company (“FPU”) Board of Directors from 2005 until the merger with Chesapeake in 2009. He served as a member of FPU’s Audit Committee. Mr. Hudson is actively involved in the community serving on the Boards of Helping People Succeed, United Way of Martin County and Visiting Nurses Association of Florida. He previously served on the Miami Board of Directors of the Federal Reserve Bank of Atlanta and as Chairman of the Economic Council of Martin County.

Calvert A. Morgan, Jr. Director since 2000	Mr. Morgan, age 64, currently serves as a director of WSFS Financial Corporation and its principal subsidiary, Wilmington Savings Fund Society (“WSFS”). He is also Vice Chairman of WSFS. Mr. Morgan served as Special Advisor to WSFS Financial Corporation from 2004 to 2009. He is the retired Chairman of the Board, President and Chief Executive Officer of PNC Bank, Delaware in Wilmington, Delaware. Mr. Morgan has served in numerous business and community board capacities, currently including as a member of Delaware Business Roundtable and trustee of Christiana Care Corporation. Mr. Morgan is a member of the Delaware Economic and Financial Advisory Council.

As reflected in their profiles and further detailed in the Board Skills and Diversity section in this Proxy Statement which begins on page 12, the nominees bring a broad range of leadership, professional skills and expertise to the Board. Mr. Bayard is well-established in the Delaware legal community where a majority of public corporations are incorporated. He has been instrumental in guiding the Company on Delaware legislative and regulatory matters, as well as corporate governance practices. Mr. Hill has held several executive level positions in the energy industry, where he acquired in-depth knowledge of marketing, regulation, and energy delivery. Mr. Hill also gained financial expertise through his previous roles, including serving as Chief Financial Officer of Exelon Energy Delivery Company. Mr. Hudson has extensive public company and leadership experience which he gained, in part, in his current roles as Chairman and Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. Mr. Hudson has a strong finance background, having previously served on the Miami Board of Directors of the Federal Reserve Bank of Atlanta. Mr. Morgan has extensive public company and leadership experience which he gained, in part, during his service as Special Advisor to WSFS Financial Corporation, and in his former role as Chief Executive Officer of PNC Bank, Delaware. During his career, Mr. Morgan gained significant knowledge of the Delmarva market and also has significant financial experience, most recently serving on the Delaware Economic and Financial Advisory Council.

Continuing Directors

Class II Directors (Terms Expire in 2013)

Ralph J. Adkins Director since 1989	Mr. Adkins, age 69, has served as Chairman of the Board of Directors of Chesapeake since 1997. He previously served as Chief Executive Officer of the Company, a position he held from 1990 to 1999. During his tenure with the Company, Mr. Adkins also served as President, Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President, Treasurer and Chief Accountant. Mr. Adkins is a former director of PNC Bank, Delaware, former Chairman of Bayhealth Foundation, and former Chairman of the Board of Trustees of the Delaware Public Employees’ Retirement System.

Richard Bernstein Director since 1994	Mr. Bernstein, age 69, is President and Chief Executive Officer of LWRC International, LLC, a developer and manufacturer of rifles and carbines. He was owner, President and Chief Executive Officer of BAI Aerosystems, Inc. prior to it being acquired in 2004. Mr. Bernstein is active in the oversight of several private businesses in which he is a major stockholder, including: REB Holdings, Inc., a technology consulting company; Salisbury Inc., a manufacturer of pewter and silver; and MaTech, Inc., a machining company. He is also a partner in the Waterside Village development in Easton, Maryland. Mr. Bernstein was appointed to Maryland’s Economic Development Commission by Governor O’Malley in 2009. He has also served on boards for several colleges and universities and currently serves on the advisory board of M&T Bank.

Paul L. Maddock, Jr. Director since 2009	Mr. Maddock, age 62, is a Trustee and President of The Maddock Companies, a diversified real estate development, investment and securities holding company with operations in Palm Beach and Martin Counties, Florida. Mr. Maddock served on the FPU Board of Directors from 1998 until the merger with Chesapeake in 2009. He served as a member of FPU’s Audit, Compensation, and Executive Committees. Mr. Maddock has served on the Board of Lydian Bank and Trust since 2003 and was past Chairman of the Audit Committee and a past member of the Executive Committee. He has also served on the Boards of PRB Energy, Inc.; Hale Indian River Groves; Wachovia Bank of Florida; 1st United Bank and Trust; and Island National Bank and Trust. Within the community, Mr. Maddock serves as President of THRIFT, Inc., a Palm Beach charity organization, and a committee member and former director of Good Samaritan Hospital.

J. Peter Martin Director since 2001	Mr. Martin, age 72, is the retired Founder, President and Chief Executive Officer of Atlantic Utilities Corporation, a Miami, Florida diversified utility company that provided water, wastewater, natural gas and propane gas service to residential, commercial and industrial customers in several Florida counties. Mr. Martin founded Atlantic Utilities Corporation in 1980 and remained with the Company until its sale to Southern Union Co. in 1997. Prior to founding Atlantic Utilities Corporation, Mr. Martin was President of Southern Gulf Utilities, Inc., which operated utility systems in five states and more than twenty of Florida’s counties. Mr. Martin has served as a director, officer and/or member of various organizations, including the Florida Waterworks Association, Florida Natural Gas Association, Miami Gas Institute, and City of Coral Cables Utility Task Force.

Class III Directors (Terms Expire in 2014)

Thomas J. Bresnan Director since 2001	Mr. Bresnan, age 59, is majority shareholder, President and Chief Executive Officer of Schneider Sales Management, LLC, a provider of sales consulting and skills assessment services and a publisher of proprietary sales training materials based in Greenwood Village, Colorado. From 1999 to 2006, Mr. Bresnan was Chief Executive Officer of New Horizons Worldwide, Inc., an information technology training company in Anaheim, California. At New Horizons Worldwide, Inc. he also served as President and was on the Board of Directors from 1993 to 2006. Prior to his employment with New Horizons Worldwide, Inc., he was President of Capitol American Life Insurance in Cleveland, Ohio. Mr. Bresnan began his professional career at Arthur Andersen and Co.

Michael P. McMasters Director since 2010	Mr. McMasters, age 53, is President and Chief Executive Officer of Chesapeake. He was appointed Chief Executive Officer effective January 1, 2011. He was appointed as President and elected as a director of the Company in March 2010. He previously served as Executive Vice President and Chief Operating Officer of the Company from 2008 to 2010. Prior to September 2008, he served as Chief Financial Officer of the Company beginning in 1997 and as Senior Vice President since 2004. He has previously held the positions of Vice President, Treasurer, Director of Accounting and Rates, and Controller of the Company. In addition to his tenure with Chesapeake, Mr. McMasters also served as Director of Operations Planning for Equitable Gas Company. He is a member of the Delaware Business Roundtable.

Joseph E. Moore Director since 2001	Mr. Moore, age 69, is a partner with the law firm of Williams, Moore, Shockley and Harrison, LLP. He serves as a director of Calvin B. Taylor Banking Co. and Chairman of the Board of Zoning Appeals for the Town of Berlin, Maryland. Mr. Moore is a member of the Board of Trustees of the Worcester Preparatory School, and the Maryland Historical Society. He is also a director of the Ocean City Museum Society, Inc. Mr. Moore previously served in numerous business and community capacities in the State of Maryland, including: State’s Attorney for Worcester County; Attorney for Worcester County Board of Zoning Appeals; Attorney for the Town of Berlin; and as a member of the Board of Governors of the State of Maryland Bar Association. He has been appointed by the Maryland Court of Appeals as Co-Chairman of the First Appellate Circuit Character Committee of the Maryland State Board of Law Examiners. Mr. Moore is a Fellow of the American College of Trial Lawyers.

Dianna F. Morgan Director since 2008	Ms. Morgan, age 60, previously served as Senior Vice President of Public Affairs and Senior Vice President of Human Resources for Walt Disney World Company. During her tenure at Walt Disney World Company, she oversaw the Disney Institute - a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. She is the past Chair of the Board of Trustees for the University of Florida. She currently serves on the Board of Directors of CNL Bancshares, Inc. and the Board of Trustees for Hersha Hospitality Trust. Ms. Morgan is also a member of the Board of Directors of Orlando Health and serves as Chair of the national board for the Children’s Miracle Network.

John R. Schimkaitis Director since 1996	Mr. Schimkaitis, age 64, retired as Chief Executive Officer of the Company, effective January 1, 2011. He held this position from January 1999 until his retirement. He was appointed as Vice Chairman of the Board of Directors of Chesapeake, effective March 1, 2010. He also served as President of the Company from 1997 until 2010. Mr. Schimkaitis previously served as Chief Operating Officer of the Company, and prior thereto as Executive Vice President, Senior Vice President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer, and Assistant Secretary of the Company.

If, prior to the election, any of the nominees become unable or unwilling to serve as a director of the Company (an eventuality that we do not anticipate), all proxies will be voted for any substitute nominee who may be designated by the Board of Directors pursuant to the recommendation of the Corporate Governance Committee.

PROPOSAL 1—THE BOARD OF DIRECTORS

RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

Ratification of Independent Registered Public Accounting Firm (Proposal 2)

The Audit Committee’s Charter sets forth the Committee’s responsibility for the appointment and oversight of our independent registered public accounting firm, as well as the approval of their compensatory arrangements. On February 28, 2012, the Audit Committee approved the reappointment of ParenteBeard LLC (“ParenteBeard”) to serve as our independent registered public accounting firm for 2012.

Although the NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing you with the means to express your view on this matter. While this vote is not binding, in the event that stockholders fail to ratify the appointment of ParenteBeard, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

A representative from ParenteBeard will be present at the Annual Meeting and available to respond to appropriate questions. A formal statement will not be made.

PROPOSAL 2—THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE RATIFICATION OF PARENTEBEARD AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

CORPORATE GOVERNANCE

Governance and Board Leadership Structure. The Board of Directors (the “Board”) is led by the Chairman of the Board, who is elected annually by the Board in accordance with our Bylaws. At its meeting on May 4, 2011, the Board elected Ralph J. Adkins to serve as our non-executive, independent chairman. Mr. Adkins has served as our Chairman since 1997 and has performed the responsibilities prescribed to him by the Board and those set forth in the Corporate Governance Guidelines, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings. At its meeting on May 4, 2011, the Board appointed John R. Schimkaitis to serve as our non-executive Vice Chairman of the Board. He has served as our Vice Chairman since 2010. In this role, Mr. Schimkaitis assists the Chairman of the Board and performs other duties as prescribed to him by the Board.

Separation of Chairman and Chief Executive Officer Positions. As of the date of this filing, the positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. The Board has determined that the separation of such positions is appropriate as it provides an effective balance between oversight of management and day-to-day leadership. Mr. Adkins serves as the Company’s independent Chairman. Mr. Adkins has extensive experience in the utility industry and explicit knowledge about the Company and its businesses which has been advantageous in leading the Board in the performance of its duties; while allowing our Chief Executive Officer to execute the Company’s strategic plan and provide day-to-day leadership.

Independent Oversight of Management. In addition to separating the positions of Chairman of the Board and Chief Executive Officer, the Board believes that independent oversight of management is achieved through several other measures as follows:

•

Board’s Role in Risk Oversight. The Board and management recognize that effectively monitoring and managing risk are essential to the successful execution of the Company’s strategy. The Board maintains an oversight role with respect to risk management and is ultimately responsible for ensuring that the Company’s risk management framework is sufficient given the risks present in the Company’s business activities. The Company’s risk management framework includes the following components: risk identification, risk assessment, risk management, and monitoring and communication. During the risk identification process, risk heat maps are developed and shared with senior management, the Audit Committee, and the Board. The risk heat maps reflect a variety of risks that the Company faces, including strategic, operational, compliance and financial risks that may affect the operations and/or financial performance of our businesses. During the risk management process, appropriate actions are identified to manage the specific risk, and processes are established to continually monitor identified risks. Senior management is involved in the decision-making process, is aware of the known risks and is intimately involved in the monitoring and mitigation of the identified risks. As part of its responsibilities, senior management updates the Board or Audit Committee, as appropriate, on the monitoring and mitigation of identified risks and the Board or Audit Committee provides direction to management as it deems appropriate. The Company’s executive officers report to the Board regularly regarding financial and investment decisions, strategic plan initiatives, and other activities that may involve material risks that the Company may face. Board members remain informed on industry trends, company-wide strategic initiatives, and other matters relevant to the Company and its businesses which provides them with a comprehensive understanding of our initiatives, and allows them to effectively oversee our strategic planning and budgeting processes, including consideration and evaluation of the various risks associated with the Company, its business and its strategic initiatives. In 2011, the Board received a detailed presentation on the Company’s risk management process. The Board will continue to receive regular risk updates.

In addition to the Board’s general oversight role, the Audit, Compensation and Corporate Governance Committees focus on specific risks. The Audit Committee reviews and discusses with management the Company’s guidelines and policies that govern the process by which risk assessment and risk management activities are undertaken. The Audit Committee also reviews with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee approved the Company’s formal Global Risk Management Policy which outlines the Company’s risk management framework and serves to guide the Company’s overall risk management process. The Audit Committee has been closely involved in implementing the plan associated with the Global Risk Management Policy. The Audit Committee receives routine updates and documents on this plan, including the Company’s short-term and long-term risk assessments and risk heat maps that reflect the Company’s most significant risks as discussed above. Formal risk identification, evaluation and monitoring steps are completed by the Company and reviewed with the Audit Committee, prior to finalizing the risk assessment and risk heat maps. The Audit Committee regularly reports to the Board as a whole regarding these matters. The Compensation Committee focuses on our compensation program and ensures the program appropriately incentivizes short-term and long-term financial and operational performance, without encouraging unnecessary risk. The Corporate Governance Committee focuses on matters relating to board composition and ensures that the Board is comprised of directors with a broad range and diverse mix of expertise, experience and knowledge to perform risk oversight functions.

In addition, management-level committees have been established to assist in identifying, assessing and managing risks, including a Global Risk Management Committee. The Company also has internal resources that provide support, oversight and direction for the Company’s risk management program. Overall, the Company maintains both top down and bottoms up approaches in regards to risk awareness, risk management and risk monitoring that exist not only at the Board, Committee and senior management levels, but also throughout the Company.

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Director Independence. All but two of our directors are independent. A predominantly independent Board ensures that the Board is acting objectively and in the best interests of our stockholders. The independent directors also bring expertise and a diversity of perspectives to the Board.

The NYSE rules governing independence require that a majority of the members of the Board be independent as defined by the NYSE. Members of the Board are independent if it is determined that the director has no material relationship with the Company except in his or her capacity as a director. To assist in making the determination of independence for each director, the Board previously adopted Corporate Governance Guidelines on Director Independence (the “Independence Guidelines”), which are more stringent than the NYSE rules. The Independence Guidelines adopted by the Board are available on our website at www.chpk.com/Governance/Board Independence.

In accordance with the Independence Guidelines, on February 29, 2012 the Board conducted its annual review of director independence. During this review, the Board examined all direct and indirect transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of the director and determined that no material relationships with the Company existed during 2011. On the basis of this review, the Board determined that each of the following directors qualifies as an independent director as defined by the NYSE listing standards and in accordance with the standards set forth in the Independence Guidelines: Ralph J. Adkins, Eugene H. Bayard, Richard Bernstein, Thomas J. Bresnan, Thomas P. Hill, Jr., Dennis S. Hudson, III, Paul L. Maddock, Jr., J. Peter Martin, Joseph E. Moore, Calvert A. Morgan, Jr. and Dianna F. Morgan. The Board of Directors is comprised of only two directors who are not independent—John R. Schimkaitis and Michael P. McMasters. Mr. Schimkaitis, a non-executive director, does not qualify as an independent director because he served as an executive officer of the Company within the last three years. Mr. McMasters does not qualify as an independent director because he is presently serving as President and Chief Executive Officer of the Company.

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Committees of the Board. The Company’s key committees are each composed solely of independent directors. The standing Board committees are the Audit Committee, Compensation Committee, and Corporate Governance Committee.

Audit Committee

Thomas J. Bresnan, Chairman

Thomas P. Hill, Jr.

Dennis S. Hudson, III

J. Peter Martin

Each member satisfies the NYSE

independence requirements for audit

committee members.

Each member qualifies as an audit

committee financial expert under the

SEC rules.

The Audit Committee held

five meetings in 2011.

The Audit Committee Charter adopted by the Company’s Board is available at www.chpk.com/Governance/Board Committees. As reflected in its charter, the Audit Committee’s responsibilities include, but are not limited to:

•       Appointment, retention, termination and oversight of the independent registered public accounting firm

•       Compensation of the independent registered public accounting firm

•       Approval of all non-audit engagements of the independent registered public accounting firm

•       Review, along with management and the independent registered public accounting firm, of the annual and quarterly financial statements

•       Review of the effect of regulatory and accounting initiatives on the financial statements of the Company

•       Review and discussion with management regarding the guidelines and policies to govern the process by which risk assessment and risk management is undertaken within the Company, including the annual review of the Company’s Global Risk Management Policy

•       Review, with management, of the Company’s major risk exposures and the steps management has taken to monitor and control such exposures

•       Supervision of the annual audit and our internal audit function

The composition of the Audit Committee is subject to certain requirements established by the SEC and NYSE. In accordance with these requirements, the Board has determined that all current members of the Audit Committee are “independent” and “financially literate” as those terms are defined in the NYSE listing standards, and that the Audit Committee meets the composition requirements in the SEC rules and the NYSE listing standards. Under the SEC rules, each Audit Committee member qualifies as an “audit committee financial expert” based on his experience and knowledge. Mr. Bresnan is the majority shareholder, President and Chief Executive Officer of Schneider Sales Management, LLC. He previously served as Chief Executive Officer, President and Director of New Horizons Worldwide, Inc.; President of Capitol American Life Insurance; and principal financial officer of Capitol American Financial. He has six years of public accounting experience. Mr. Hill previously served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Prior to that, he held various senior financial and managerial positions with PECO Energy. Mr. Hill currently serves as a member of the Audit Committee for Jefferson Health System, Inc. Mr. Hudson is the Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. He previously served on the Miami Board of Directors of the Federal Reserve Bank of Atlanta, as Chairman of the Economic Council of Martin County, Florida and as an Audit Committee member of FPU. Mr. Martin is the retired Founder, President and Chief Executive Officer of Atlantic Utilities Corporation. Prior to that, he was the President of Southern Gulf Utilities, Inc. In addition, Messrs. Bresnan, Hill, Hudson and Martin each participated in an annual training session given by the Company’s independent registered public accounting firm on accounting trends, changes to the accounting standards, and their potential impact on the Company. None of the members of the Audit Committee currently serve on audit committees of other public companies.

Compensation Committee

Richard Bernstein, Chairman

Joseph E. Moore

Calvert A. Morgan, Jr.

Dianna F. Morgan

Each member is “independent” as defined by the NYSE Listing Standards.

The Compensation Committee held

five meetings in 2011.

The Compensation Committee Charter adopted by the Company’s Board is available at www.chpk.com/Governance/Board Committees. As reflected in its charter, the Compensation Committee’s responsibilities include, but are not limited to:

•       Administration of executive officer and director compensation programs, policies and practices

•       Annual review, in conjunction with the Chief Executive Officer, of all management succession plans

•       Completion of actions necessary to ensure that required reports on compensation practices are included in our respective filings with the SEC

•       Review and discussion of the Compensation Discussion & Analysis section of the annual proxy statement

•       Administration of the Cash Bonus Incentive Plan, and the Performance Incentive Plan, under which cash and equity incentive awards are granted

•       Review of the results of any advisory stockholder vote on the compensation of our named executive officers

•       Review of the results of any advisory stockholder vote on the frequency that stockholder advisory votes, to approve the compensation of our named executive officers, will be taken

The Compensation Committee has sole authority to retain, terminate, and approve retention terms, including fees, for any consultant or other advisor it deems necessary to assist in the evaluation of executive and director compensation. The Compensation Committee may not delegate its responsibilities for the oversight of executive and director compensation to any other person or entity.

Corporate Governance Committee

Calvert A. Morgan, Jr., Chairman

Eugene H. Bayard

Paul L. Maddock, Jr.

Joseph E. Moore

Each member is “independent” as defined by the NYSE Listing Standards.

The Corporate Governance Committee held four meetings in 2011.

The Corporate Governance Committee Charter adopted by the Company’s Board is available at www.chpk.com/Governance/ Board Committees. As reflected in its charter, the Corporate Governance Committee’s responsibilities include, but are not limited to:

•      Periodic review of the Company’s Corporate Governance Guidelines

•      Evaluation of the size and composition of the Board

•      Development and recommendation to the Board on director eligibility guidelines

•      Evaluation of director candidates

•      Annual evaluation of the performance of the Board and each standing Committee

•      Evaluation and recommendation to the Board on any stockholder proposal

•      Review of appropriateness and attainment in regards to director and executive stock ownership guidelines

•

Executive Sessions. The non-management directors meet periodically in executive session. The independent directors meet at least annually. The Chairman of the Board, Mr. Adkins, presides over executive sessions of the non-management directors. The Company’s Corporate Governance Guidelines ensure the integrity of these meetings by providing that the Chairman of the Corporate Governance Committee would preside over these meetings in the event that the Chairman of the Board was a management director. The Corporate Governance Guidelines also provide that if the non-management directors included any director who did not qualify as independent under the NYSE Listing Standards, the independent directors would meet at least annually without the non-independent director(s). The Chairman of our Corporate Governance Committee would preside over such meetings.

•

Chief Executive Officer Compensation. The independent members of the Board, with the assistance of the Compensation Committee, review the performance of the Chief Executive Officer at least annually. The evaluation is based on objective and subjective criteria, including the performance of the business, the establishment and accomplishment of strategic objectives, and the development of management.

Director Nomination Process. The Corporate Governance Committee identifies potential directors for nomination through a variety of sources. The Corporate Governance Committee considers recommendations by its members, other members of the Board, former directors, stockholders, and executive management. Potential candidates also may be identified through contacts in the business, civic and legal communities. When appropriate, the Corporate Governance Committee may retain a search firm or utilize third-party database search tools to identify director candidates. Additionally, our Bylaws permit stockholders to nominate candidates for election as directors. We will consider all stockholder nominations for directors provided that each such nomination complies with the provisions of the Company’s Bylaws and the Corporate Governance Committee’s Charter. The Corporate Secretary of the Company must receive director nominations by stockholders not less than 14 days nor more than 80 days prior to the annual meeting at which directors are to be elected. Each nomination must be in writing and must include:

As to each nominee

•	Name, age, business address and, if known, residential address

•	Principal occupation or employment

•	Number of shares of our stock beneficially owned

•	Ownership and Rights Information (as described in our Bylaws)

•	Consent to serve as a director of the Company if elected

•	Description of all arrangements or understandings between (i) the stockholder and the nominee, and (ii) any other person(s) pursuant to which the nomination is to be made

•	A questionnaire that inquires as to, among other things, the nominee’s independence and eligibility

•

Any other information required to be disclosed in solicitations of proxies for election of directors, or otherwise required pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended

As to the stockholder providing the nomination

•	Name and address as they appear on our stockholder records

•	Other information as requested by the Company

•	Representation of the accuracy of the information in the notice

•	Ownership and Rights Information (as described in our Bylaws)

The Corporate Governance Committee, whose duties include that of a nominating committee, will consider a recommendation from a stockholder only if the information specified above is complete. The Corporate Governance Committee will consider several factors prior to recommending a candidate. Generally, the Corporate Governance Committee will consider the existing size and composition of the Board, evaluate biographical information and other background material, and conduct an interview of each candidate selected. The Corporate Governance Committee will apply any director selection criteria adopted by the Corporate Governance Committee based on the circumstances at the time. The Corporate Governance Committee will also apply the criteria set forth in our Corporate Governance Guidelines. This criteria relates to a candidate’s character, judgment, business experience or professional background, knowledge of our business, community involvement, availability and commitment to carry out the responsibilities as a director of the Company (directors may not be directors of more than two public companies in addition to the Company), the candidate’s independence under applicable regulations and listing standards, as well as any conflicts of interest. The specific director selection criteria includes, but may not in all instances be limited to, the following:

•	Leadership in a particular field of expertise

•	Education or experience that enables the exercise of sound business judgment

•	Integrity and the highest ethical character

•	Personal and professional reputations that are consistent with the Company’s image and reputation

•	Background or experience that enables differing points of view

•	Willingness to listen and work in a collegial manner

•	Knowledge, experience and skills that enhance the mix of the Board’s core competencies

•

Professional achievement generally through service as a principal executive of a major company; distinguished member of academia; partner in a law firm or accounting firm; successful entrepreneur; or similar position of significant responsibility

•	Absence of any real or perceived conflict of interest that would impair the director’s ability to generally represent the interest of the Company’s stockholders

The Corporate Governance Committee does not assign specific weights to these criteria, and not all of the criteria are necessarily applicable to all prospective nominees.

Board Skills and Diversity. Prior to nominating director candidates, the Corporate Governance Committee conducts an interview of each candidate selected and considers the criteria set forth under the Director Nomination Process discussed above. The Corporate Governance Committee considers each individual candidate in the context of the Board as a whole with the objective of nominating individuals who the Corporate Governance Committee believes will contribute to the Company’s success as a result of their education, job experience, industry knowledge, market knowledge and expertise. The Corporate Governance Committee seeks individuals who demonstrate integrity, judgment, leadership and decisiveness in their business dealings. The Corporate Governance Committee also seeks individuals who, with the other directors, will give the Board a diverse combination of skills and attributes that complement the nature of our business and support the Company’s long-term strategic focus. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance. The Board reflects a broad range of leadership, professional skills and experience; corporate governance and board service experience; experience in the markets in which we conduct business; economic and financial expertise; industry experience; public affairs experience; and entrepreneurism which, when taken as a whole, have been invaluable in the execution of our strategic plan.

Mr. Adkins dedicated more than four decades of his career to the Company, securing significant Company and utility experience that gives him a solid foundation to lead the Board. His in-depth knowledge of the Company’s business operations, customers, competition, strategic direction and regulatory environment is valuable to the Company. Mr. Adkins served as a director of PNC Bank, Delaware, where he gained additional knowledge on local market demographics and growth projections that have benefited the Company in identifying growth opportunities. Mr. Adkins has also established personal and professional relationships throughout the Delmarva Peninsula, which encompasses the Company’s Delaware, Maryland and Virginia energy operations.

Mr. Bayard is well-established in the Delaware legal community where a majority of corporations are incorporated. He has been instrumental in guiding the Company on Delaware legislative and regulatory matters, as well as corporate governance practices. Mr. Bayard has established personal and professional relationships throughout the Delmarva Peninsula, including his service as a board member of Harrington Raceway, and J.G. Townsend, Jr. & Co., that are beneficial to the growth and development of the Company’s Delmarva operations.

Mr. Bernstein is an established entrepreneur and oversees several private businesses, including a technology consulting company. Over the course of his career, he has initiated and successfully sold several start-up businesses. He currently serves as the Chief Executive Officer of LWRC International, LLC, which manufactures rifles and carbines for government agencies and others. Mr. Bernstein’s experience has provided him with in-depth knowledge of product design and development, manufacturing techniques, technology, marketing and sales. These attributes have been valuable as the Company has invested in new business opportunities or considered new sales and marketing programs to promote its products and services. In starting new businesses, Mr. Bernstein has been responsible for attracting and incentivizing new management. As Chairman of the Compensation Committee, he is responsible for leading the development and implementation of compensation pay practices and programs for the Company’s executive management.

Mr. Bresnan has extensive executive management experience. He currently serves as Chief Executive Officer of Schneider Sales Management, LLC, a leading provider of sales consulting and skills assessment services and a publisher of proprietary sales training materials. In this role, Mr. Bresnan has gained experience in various sales skills and marketing techniques. In addition, Mr. Bresnan served as Chief Executive Officer of New Horizons Worldwide, Inc. from 1999 to 2006 and during this time, gained in-depth knowledge of the technology industry. He also gained experience in consummating acquisitions and facilitating the post-acquisition integration process. Mr. Bresnan also served as a manager with a former public accounting firm and Chief Financial Officer at Capitol American Finance. His experience in these roles has been a valuable asset both on the Board and as the Chairman of the Audit Committee. These positions, coupled with his leadership roles, have given him the experience needed to lead the Audit Committee in its oversight role regarding the reporting of the Company’s results of operations, the effectiveness of its internal controls, and compliance with regulations. Mr. Bresnan qualifies as an audit committee financial expert under the SEC rules.

Mr. Hill has extensive experience in the energy industry, serving in various senior financial and managerial positions at PECO Energy and Exelon Corporation. Through his professional experiences, Mr. Hill has obtained an in-depth knowledge of marketing, regulation, and energy delivery which has supplemented his engineering training. Mr. Hill also gained financial expertise through his previous roles as Chief Financial Officer of Exelon Energy Delivery Company, and Controller of PECO Energy. He currently serves as a member of the Audit Committee for Jefferson Health System, Inc., a Pennsylvania non-profit corporation. With his background in engineering, finance, marketing, regulation and utility operations, Mr. Hill brings broad and in-depth utility knowledge to the Board. Mr. Hill qualifies as an audit committee financial expert under the SEC rules.

Mr. Hudson joined the Board in 2009 in connection with the Company’s consummation of the merger with FPU. He previously served as a member of FPU’s Board of Directors for four years. Mr. Hudson served on FPU’s Audit Committee. Mr. Hudson has extensive public company and leadership experience not only as a former director of FPU, but also in his current role as Chairman and Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. Mr. Hudson has a strong finance background, having previously served on the Miami Board of Directors of the Federal Reserve Bank of Atlanta and as Chairman of the Economic Council of Martin County, Florida. Mr. Hudson also has a solid understanding of the Florida market. Mr. Hudson qualifies as an audit committee financial expert under the SEC rules.

Mr. Maddock joined the Board in 2009 in connection with the Company’s consummation of the merger with FPU. He previously served as a member of FPU’s Board of Directors for eleven years. He served on FPU’s Audit, Compensation, and Executive Committees. Mr. Maddock’s professional experience with real estate development companies has provided him with in-depth knowledge of the Florida economy. Mr. Maddock has gained additional knowledge of the Florida economy though his service as a director of Lydian Bank and Trust, as well as his involvement within the Florida community. Mr. Maddock has extensive public company and utility experience not only as a former director of FPU, but also as a former director of PRB Energy, Inc., a natural gas exploration and distribution company.

Mr. Martin has extensive experience in the regulated utilities and energy industry. He founded Atlantic Utilities Corporation, a diversified utility company that provided water, wastewater, natural gas and propane gas service to customers in several Florida counties. Mr. Martin previously served as President of Southern Gulf Utilities, Inc., which operated utility systems in five states and more than twenty of Florida’s counties. Mr. Martin has over 40 years of executive level experience in the utility industry during which time he obtained in-depth knowledge of the Florida market, as well as energy trends, customer expectations, and the Florida regulatory environment. His background also includes experience in management consulting and industrial marketing management. He formerly served as a director, officer and/or member of various industry and community groups, including the Florida Waterworks Association, Florida Natural Gas Association, Miami Gas Institute, and City of Coral Gables Utility Task Force. Mr. Martin qualifies as an audit committee financial expert under the SEC rules.

Mr. McMasters joined the Board in 2010. He has served in numerous capacities in his thirty-one years of experience with the Company, most recently being named Chief Executive Officer effective January 1, 2011. He has served as President of the Company since March 1, 2010. Mr. McMasters’ experience, leadership skills and vision have been significant in the execution of the Company’s strategic plan and implementation of key corporate policies. Mr. McMasters’ strategic foresight has played a key role in the execution of the Company’s growth strategy as evidenced by the Company’s continued growth both organically and through acquisitions. Under Mr. McMasters’ leadership, the Company has continued to generate strong earnings growth. Mr. McMasters’ thirty-three years of experience in the utilities industry has provided him with in-depth financial and regulatory experience which has been valuable in the development and implementation of the Company’s financial discipline and strategic plans.

Mr. Moore is well-established in the Maryland legal community and has been instrumental in guiding the Company on Maryland legislative and regulatory matters, as well as corporate governance practices. He has served in numerous business and community capacities in our Delmarva operating territory, including as State’s Attorney for Worcester County and the Board of Governors of the State of Maryland Bar Association. Mr. Moore also serves as a director of Calvin B. Taylor Banking Co., where he has gained additional knowledge on market demographics and growth projections for the southern portion of the Delmarva Peninsula. He has significant market knowledge on the Eastern Shore of Maryland, including the local political environment.

Mr. Morgan has an established professional career with over 40 years in the banking industry. He has public company experience serving as a director and former Special Advisor to WSFS Financial Corporation. Mr. Morgan’s previous position as Chairman, President, and Chief Executive Officer of PNC Bank, Delaware provided in-depth management knowledge combined with significant knowledge of our Delmarva market. His management experience and market knowledge, coupled with serving on another public company board, has provided Mr. Morgan with the blend of skills to lead the Corporate Governance Committee. His membership on the Delaware Economic and Financial Advisory Council, and his previous leadership role on the Delaware Business Roundtable give him further insight on issues facing both the current and future business and economic climate of Delaware.

Ms. Morgan has extensive experience serving as a board member of both private and public companies. In 2001, she was appointed to the University of Florida Board of Trustees by Governor Bush and served on the Board from 2001 to 2011, most recently as Chair from 2007 to 2009. Ms. Morgan’s previous experience overseeing the Disney Institute, which provides leading professional development programs, and serving as Senior Vice President of Human Resources for Walt Disney World Company have provided extensive knowledge of leadership development programs and organizational culture. In addition, Ms. Morgan’s experience as Senior Vice President of Public Affairs for Walt Disney World Company has provided her with a solid foundation in media relations and government relations. As an accomplished senior manager at Walt Disney World Company in these various areas, Ms. Morgan brings “best practice” expertise in human capital and the customer experience.

Mr. Schimkaitis has thirty-seven years of experience in the utilities industry, twenty-five years of which were spent in key management roles within the Company. He was appointed to serve as Vice Chairman of the Board in February 2010. Mr. Schimkaitis served as our Chief Executive Officer from 1999 until his retirement in 2011. Mr. Schimkaitis’ leadership of the Company from 1999 to 2011 was a period of tremendous growth and diversification. In 2009, Mr. Schimkaitis successfully led the Company through the consummation of the merger with FPU, the largest acquisition in the Company’s history. Mr. Schimkaitis’ knowledge of the utility industry, the Delmarva and Florida markets, as well as his leadership skills have been invaluable to the success of the Company, driving the growth of the Company from a $95 million market capitalization company in 1999 to approximately $395 million at the end of 2010.

Governance Trends. The Board and its Committees, as applicable, have proactively monitored legislative and regulatory initiatives, as well as other corporate governance trends and their potential impact on the Company. Each committee member has access to publications and other resources that cover current legislative and regulatory initiatives. The Committees receive internally prepared updates at their respective meetings. The Committees actively engage with senior management and other parties when necessary to further assess the current environment or respond to governance related matters. In 2011, several directors participated in governance, compensation and audit related continuing education sessions, including a session hosted by the NYSE Euronext, to remain informed on recent governance issues and trends. In addition, the Corporate Governance Committee reviewed, among other things, a comparison of corporate governance practices of each of the top 10 Fortune 500 companies and S&P 500 Utilities in terms of shareholder return, as well as the Company’s peer groups. In August 2011, a panel of individuals specializing in corporate governance, proxy advisory services and investor relations discussed with the Board recent regulatory actions, governance trends and various other corporate governance topics, including their potential impact on the Company.

Code of Ethics. The Board has adopted a Business Code of Ethics and Conduct (“Code of Ethics”) that reflects our commitment to continuously promote professional conduct throughout the organization, and to ensure that representatives of the Company demonstrate good ethical business practices. The Code of Ethics applies to our directors, officers and employees generally and sets forth their duty to act in the best interest of the Company. The Code of Ethics encourages directors, officers and employees to avoid relationships that have the potential for creating a conflict of interest, including any situation where the individual would receive monetary or other personal benefits from a third party as a result of any transaction or business relationship between the Company and the third party. Depending on the employee’s position, such relationships are required to be promptly reported to the Audit Committee, Chief Executive Officer, or Director of Internal Audit. Directors are required to disclose any conflict of interest to the Company’s non-management, independent Chairman of the Board and to refrain from voting on any matter(s) in which they have a conflict. In considering whether an actual conflict of interest exists, the appropriate Committee or individual will consider factors that include, but are not limited to, the benefit to the Company and the aggregate value of the transaction.

The Board has also adopted a Code of Ethics for Financial Officers which provides a framework for honest and ethical conduct by our financial officers as they perform their financial management responsibilities. The Code of Ethics for Financial Officers is applicable to the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Corporate Controller, and others who are responsible for ensuring accurate and timely disclosures of financial information within our filings with the SEC. Other senior managers with accounting and financial reporting oversight must also annually confirm compliance with the Code of Ethics for Financial Officers. The Business Code of Ethics and Conduct, and the Code of Ethics for Financial Officers may be viewed on our website at www.chpk.com/Governance/Code of Ethics.

Related Party Transactions. A related party transaction is any transaction, or currently proposed transaction, in which the Company or any of its subsidiaries was or is a participant when the amount of the transaction is greater than $120,000 and when a related person has a material interest. A related party transaction would include, but is not limited to, any financial transaction, arrangement or relationship, any indebtedness or guarantee of indebtedness and any series of similar transactions, arrangements or relationships. A related person is anyone who is: i) a director or executive officer of the Company, ii) any nominee for director (when information related to transactions with related parties is presented in the proxy statement relating to the election of that nominee), iii) a stockholder who beneficially owns more than five percent of the Company’s stock, or iv) any immediate family member of individuals identified in (i) through (iii).

In determining whether to approve or ratify a material transaction, including those required to be reported under Item 404 of Regulation S-K, the disinterested members of the Audit Committee, as part of an annual review or as required, will consider the relationship of the individual to the Company, the materiality of the transaction to the Company and the individual, and the business purpose and reasonableness of the transaction. The Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. The Audit Committee may also refer the matter to the full Board with a recommendation. If it is determined that a related party transaction is directly or indirectly material to the Company or a related person, the transaction will be disclosed in the Company’s proxy statement as required under the SEC’s rules.

The Company has established procedures in order to identify material transactions and determine, based on the relevant facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. This includes discussions with the Company’s Board, as well as dissemination of a questionnaire that directors and executive officers are required to complete annually. Director nominees, including those nominated by stockholders, are also required to complete a questionnaire in a form similar to that completed annually by directors and executive officers.

The Company’s Code of Ethics requires that individuals provide prompt and full disclosure of all potential conflicts of interest (including related party transactions) to the appropriate person. These conflicts of interest may be specific to the individual or may extend to his or her family members. Any officer who has a conflict of interest with respect to any matter is required to disclose the matter to the Chief Executive Officer, or if the Chief Executive Officer has a conflict of interest, the Chief Executive Officer would disclose the matter to the Audit Committee. All other employees are required to disclose any conflict of interest to the Director of Internal Audit. Directors are required to disclose any conflict of interest to the Chairman of the Board and to refrain from voting on any matter(s) in which they have a conflict. In addition, directors, named executive officers and designated employees disclose to the Company, in an annual ethics questionnaire, any current or proposed conflict of interest (including related party transactions).

All employees and officers are encouraged to avoid relationships that have the potential for creating an actual conflict of interest or a perception of a conflict of interest. The Company’s Code of Ethics provides specific examples that could represent a conflict of interest, including, but not limited to, the receipt of any payment, services, loan, guarantee or any other personal benefits from a third party in anticipation of or as a result of any transaction or business relationship between the Company and the third party. No employee or officer is permitted to participate in any matter in which he or she has a conflict of interest unless authorized by an appropriate Company official and under circumstances that are designed to protect the interests of the Company and to avoid any appearance of impropriety.

There were no related party transactions with the Company during 2011.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. This document may be viewed on our website at www.chpk.com/Governance.

Meetings of the Board and Committees. The Board met eight times during 2011. Each director attended 75 percent or more of the aggregate of the total number of meetings of (i) the Board, and (ii) each committee of the Board on which he or she served. Directors are strongly encouraged to attend our Annual Meetings. All of the directors attended the 2011 Annual Meeting of Stockholders.

Director Education. Newly elected directors participate in a director orientation program that covers, among other things, our strategy, business structure, financial performance, and competitive landscape. This program is designed to provide directors with an overview of the Company, its operating environment and its businesses. As part of this program, directors are invited to participate in a tour of selected facilities of the Company. To further familiarize directors with our operations, we conduct at least one Board meeting each year at a Company facility. Directors are encouraged to participate in continuing education opportunities. Each director also has access to publications that cover current Board and Committee-related topics. Further, at least annually, a third party expert(s) address(es) the Board on a current governance topic. Recent speakers have included a Chancellor from the Delaware Court of Chancery, a Chief Justice of the Delaware Supreme Court, and established members of the academic, governance, investor relations and financial communities who are experienced in the utilities industry and the broader market.

Communications with the Board. Stockholders and other parties interested in communicating directly with the Board, a committee of the Board, any individual director, the director who presides at executive sessions of the non-management or independent directors, or the non-management or independent directors, in each case, as a group, may do so by sending a written communication to the attention of the intended recipient(s) in care of the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

The Corporate Secretary will forward all appropriate communications to the intended recipient(s). Communications relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters. These communications procedures have been unanimously approved by the independent directors.

DIRECTOR COMPENSATION

The Compensation Committee reviews director compensation annually to ensure the appropriate compensation arrangements are in place for non-employee directors, including the proper allocation of cash and non-cash compensation. The Compensation Committee subsequently reports its findings and any recommendations to the Board to assist in fulfilling its responsibility to approve all director compensation arrangements.

In March 2011, prior to conducting its annual review of non-employee director compensation for 2011, the Compensation Committee received a Non-Employee Director Compensation presentation (“Cook’s Analysis”) which was prepared by Frederic W. Cook & Co., Inc. (“Cook & Co.”), the independent compensation consultant hired by the Compensation Committee to assist the Committee in the performance of its duties. The presentation included an assessment that compared the Company’s current director compensation arrangements against the Company’s peer group and a broader utility industry. Cook’s Analysis discussed annual cash and equity retainers, meeting fees, committee compensation and other items such as chair compensation. The peer group used for this analysis was the same peer group used by Cook & Co. in their executive compensation analysis as discussed on page 29. In evaluating the competitiveness of the Company’s non-employee director compensation, Cook & Co. concluded that total director compensation is slightly below the median of the peer group, and the Company’s annual cash retainer and board meeting fees were slightly below the peer group median. The assessment also concluded that the mix of pay and equity demonstrates alignment with stockholders and a balance that is consistent with broader industry best practices.

After further review, the Compensation Committee recommended that the Board approve an increase in the annual cash retainer from $25,500 to $32,500. The Compensation Committee reviewed the compensation of the Chairman of the Board in Executive Session and proposed to make a recommendation to the Board to maintain the Chairman’s annual cash of retainer of $80,000 for his services in that capacity. The Compensation Committee recommended no further changes with regards to the remaining director compensation structure. Under this structure, each non-employee director, including the Chairman, is paid $1,200 for each Board meeting and $1,000 for each committee meeting attended in person or by telephone. If however, a director attends more than one meeting on the same day, he or she is paid as follows: (a) Board and committee meeting on the same day—$1,200 for the Board meeting plus an additional $750 for each committee meeting; or (b) more than one committee meeting (without a Board meeting)—$1,000 for the first committee meeting and an additional $750 for each subsequent committee meeting attended on that same day. In addition, directors are reimbursed business expenses incurred by the directors in connection with attending meetings and performing other Board-related services, including external director education. The Compensation Committee recommended no changes to the equity portion of the annual Board retainer.

In May 2011, the Board received Cook’s Analysis and considered the Compensation Committee’s recommendations. The Board discussed Cook’s Analysis, industry practices, the duties and responsibilities of directors and committee members, as well as the appropriate mix of cash and equity compensation. After discussion, the Board adopted the Compensation Committee’s recommendations as set forth above. In the future, the Board may modify director compensation as it deems appropriate.

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The following table reflects compensation paid to non-employee directors for services performed during 2011:

2011 Director Compensation

Name[1]	Fees Earned or Paid in Cash[2] ($)	Stock Awards[3] ($)	All Other Compensation ($)	Total[4] ($)
Ralph J. Adkins[5]	124,100	36,918	0	161,018
Eugene H. Bayard	46,100	36,918	0	83,018
Richard Bernstein	54,100	36,918	0	91,018
Thomas J. Bresnan	57,100	36,918	0	94,018
Thomas P. Hill, Jr.[5]	49,100	36,918	0	86,018
Dennis S. Hudson, III	47,100	36,918	0	84,018
Paul L. Maddock, Jr.	46,100	36,918	0	83,018
J. Peter Martin	47,100	36,918	0	84,018
Joseph E. Moore[5]	52,100	36,918	0	89,018
Calvert A. Morgan, Jr.[5]	58,100	36,918	0	95,018
Dianna F. Morgan	47,100	36,918	0	84,018
John R. Schimkaitis[5,6]	52,717	49,546	120,000	222,263

[1]	Mr. McMasters is an executive officer and is not entitled to additional compensation for his services as a director.
[2]

Each non-employee director received a cash retainer for his or her services as a director on May 4, 2011. The Chairman of the Board in addition to each of the Committee members also received a retainer for his or her services in that respective capacity on May 4, 2011. Each non-employee director received his or her applicable retainer for services performed from the 2011 Annual Meeting until the 2012 Annual Meeting. In addition, each director received the applicable meeting fees for his or her participation in Board or committee meetings that occurred during 2011. Directors may not elect to receive their cash compensation in stock.

[3]

Pursuant to the Directors Stock Compensation Plan, each non-employee director received an award of stock for services performed from the 2011 Annual Meeting until the 2012 Annual Meeting. The Stock Awards column reflects the grant date fair value on May 4, 2011 of $36,918 (900 shares based upon a price per share of $41.02, the average of the high and low price on May 4, 2011). The stock awards and all prior stock awards are fully vested in that they are not subject to forfeiture.

[4]

All director compensation has been properly reported in the 2011 Director Compensation Table. There is no compensation that needs to be included in Change in Pension Value and Nonqualified Compensation Earnings, Option Awards, or Non-equity Incentive Plan Compensation columns. Directors do have the ability to purchase propane at the same discounted rate that we offer to our employees, the value of which, when combined with all other perquisites and personal benefits, does not exceed $10,000 in the aggregate.

[5]

The M&A Committee was established in June 2011 to assist the Board in carrying out its responsibilities to evaluate potential opportunities. Messrs. Adkins, Hill, Moore, Morgan and Schimkaitis served as members of the M&A Committee and received $1,000 for their attendance at the meeting(s). The M&A Committee held two meetings in 2011.

[6]

With the exception of Mr. Schimkaitis, each non-employee director received his or her applicable award for services performed from the 2010 Annual Meeting until the 2011 Annual Meeting in May 2010. Effective January 1, 2011, Mr. Schimkaitis retired from the Company. He continues to serve as Vice Chairman of the Board and is entitled to receive compensation for his services as a director. For his services performed from January 1, 2011 until the 2011 Annual Meeting, Mr. Schimkaitis received a prorated cash retainer ($8,617) and a prorated equity retainer. The stock has a grant date fair value of $12,628 (304 shares based upon a price per share of $41.54). The stock award is fully vested in that it is not subject to forfeiture.

Effective January 3, 2011, the Company entered into a Consulting Agreement with Mr. Schimkaitis. The terms of the Consulting Agreement are described in the Consulting Agreement section below. Pursuant to this Consulting Agreement, Mr. Schimkaitis received a consulting fee of $10,000 per month for 2011 which is reflected in the All Other Compensation column. Mr. Schimkaitis is not entitled to payment of any consulting fee for any month during the term of the Consulting Agreement for which no services are provided.

Consulting Agreement. Effective January 3, 2011, the Company entered into a Consulting Agreement with Mr. Schimkaitis, our non-executive Vice-Chairman of the Board. Pursuant to the Consulting Agreement, Mr. Schimkaitis will provide consulting services as reasonably requested from time to time by the Board or a designated representative of the Board. The initial term of the Consulting Agreement was twelve months, which can be extended, with Mr. Schimkaitis’ consent, for additional one year terms. In January 2012, the Consulting Agreement was extended for an additional one year consulting assignment. Under the Consulting Agreement, Mr. Schimkaitis serves as a consultant for the Company up to 400 hours per year; however, he may not, at any time, exceed twenty percent of the average time he devoted to the position of President and Chief Executive Officer of the Company during the thirty-six month period prior to his retirement. Mr. Schimkaitis is entitled to a consulting fee of $10,000 per month for his services and reimbursed for reasonable out-of-pocket expenses. Mr. Schimkaitis is not entitled to payment of any consulting fee for any month during the term of the Consulting Agreement for which no services are provided. He is responsible for the payment of any taxes owed on compensation paid to him under the Consulting Agreement. The Consulting Agreement includes automatic termination for engagement in willful misconduct with respect to the obligations under the Consulting Agreement, or conduct which violates the Company’s Business Code of Ethics and Conduct.

The Company previously entered into an employment agreement with Mr. Schimkaitis dated December 31, 2009. Mr. Schimkaitis’ employment agreement terminated effective upon his retirement as Chief Executive Officer of the Company.

Directors Stock Compensation Plan. In 2005, stockholders approved a Directors Stock Compensation Plan, which is a discretionary compensation plan that allows the issuance of shares of our common stock to non-employee directors. We believe it is appropriate for each director to have a proprietary interest in our growth and financial success. The Board has sole authority to administer and interpret the Directors Stock Compensation Plan. The Board may approve the issuance of up to 1,200 shares of the Company’s common stock annually for each director pursuant to the terms of the Directors Stock Compensation Plan.

On May 4, 2011, each non-employee director received 900 shares of common stock as compensation for services to be performed for the period between our 2011 and 2012 Annual Meeting of Stockholders. Upon receipt of these shares, each director had the right to vote the shares and to receive dividends on the shares. The directors cannot sell or transfer these shares until six months after the date that they were granted. Each director is individually responsible for any tax obligations in connection with these shares.

Deferred Compensation Plan. The Deferred Compensation Plan, formerly known as the Deferred Compensation Program, enables non-employee directors to voluntarily defer all or a portion of their meeting fees and annual retainers on a pre-tax basis until their separation from service with the Company and its affiliates or until such other date specified under the terms of the Deferred Compensation Plan. The Deferred Compensation Plan was amended and restated by the Board effective as of January 1, 2009 and further amended in 2010 to ensure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee has sole authority to administer this Deferred Compensation Plan and may allocate these responsibilities among its members, among any subcommittee(s) it may appoint, or among persons other than its members.

When a director elects to defer cash compensation, such as meeting fees or annual cash retainers, the deferral amount is allocated to one or more rate of return indices previously selected by the Compensation Committee. The director will receive the same investment return(s) or loss(es) as he or she would have earned had it been individually invested in the same indices. When a director elects to defer stock compensation, such as an annual stock retainer, he or she receives deferred stock units equal to the number of shares of common stock that the director otherwise would be entitled to receive as compensation. Additional units may be received on each date that a dividend is paid on the Company’s common stock. At all times, directors have a 100 percent vested interest in the amount of cash or stock that is deferred. In 2011, no director deferred his or her annual cash or stock retainer under this Plan.

In order to participate in this Deferred Compensation Plan, directors are required to submit their written form of election to the Compensation Committee prior to the beginning of the year for which the compensation will be earned. The director must indicate on the form whether he or she would like to receive the deferred compensation upon: (i) separation from service, (ii) a fixed future date, or (iii) the earlier or later of the separation from service or a fixed future date. The director must also indicate whether he or she would like to receive the deferred compensation in: (i) a lump sum, (ii) five annual installments, or (iii) ten annual installments. In the event that the director chooses to receive the deferred compensation in five or ten annual installments, the amount of the initial installment shall be the total amount deferred by the director, divided by five or ten, as elected. Subsequent installments will each equal the remaining amount deferred divided by the outstanding number of installments. In all cases, the election to defer compensation will be made in accordance with the deferral election timing requirements of Internal Revenue Code Section 409A and procedures established by the Compensation Committee. In the event of death, disability, change in control, or unforeseeable emergency, deferred compensation may be paid on an accelerated basis according to the terms of the Deferred Compensation Plan. Directors will be individually responsible for any tax obligations related to deferring compensation under this Deferred Compensation Plan.

Director Stock Ownership. The Corporate Governance Committee is responsible for the development, oversight and monitoring of director stock ownership guidelines. The Committee believes that ownership in the Company’s common stock by directors demonstrates a commitment to the long-term profitability of the Company and aligns director’s interest with those of stockholders. In December 2011, the Corporate Governance Committee reviewed the Company’s stock ownership guidelines. The Corporate Governance Committee received an internally prepared analysis on stock ownership practices among the Company’s peer group, as well as other publicly available information. The peer group used for this analysis was the same peer group used by Cook & Co. in their executive compensation analysis as discussed on page 29. The Corporate Governance Committee reviewed various peer group practices, including stock ownership requirements and time requirements for new directors to comply with the ownership threshold. After discussion, in December 2011 the Corporate Governance Committee approved an increase in the Company’s director stock ownership requirement from 4,000 shares to 6,000 shares of our common stock.

All non-management directors are required to hold at least 6,000 shares of our common stock while serving as a director of the Company. Directors have five years after their initial election and incumbent directors have until December 31, 2014, if they were serving as members of the Board on December 6, 2011, to attain this ownership threshold. Directors may acquire their ownership through several means, including making purchases on the open market, making optional cash investments through our Dividend Reinvestment and Direct Stock Purchase Plan, and receiving a share award under the Directors Stock Compensation Plan. Deferred stock units are applied toward achieving this ownership requirement. Each deferred stock unit is equivalent to one share of the Company’s common stock. Eleven of the directors currently own shares of stock exceeding this ownership threshold.

REPORT OF THE COMPENSATION COMMITTEE ON

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company. The Compensation Committee, based on its review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and filed with the SEC.

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.

THE COMPENSATION COMMITTEE

Richard Bernstein (Chairman)

Joseph E. Moore

Calvert A. Morgan, Jr.

Dianna F. Morgan

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary. We are committed to pursuing growth opportunities in a manner that generates value for our stockholders. In 2011, Chesapeake generated record earnings for the fifth consecutive year. The Company’s net income was $27.6 million, or $2.87 per share (diluted), in 2011, compared to $26.1 million or $2.73 per share (diluted) in 2010. The increase in net income allowed us to increase the dividend paid to stockholders by $.06 per share, or 4.6 percent. This growth in our dividend reflects the financial strength of the Company and the growth opportunities we see across our businesses. The combination of stock price appreciation and dividends for the year produced a total return to stockholders of 7.9 percent. Over the last ten years, we have delivered an average annual return to stockholders of 12 percent. Our earnings and the returns we have generated for our stockholders reflect our success in taking advantage of opportunities and growing our existing businesses profitably. Our financial stability, strategic focus on growth and continued pursuit of operational excellence ensure that the Company’s businesses are well positioned to maximize today’s market opportunities as well as those we identify in the future. We will continue our pursuit of profitable new opportunities, both in and beyond our traditional markets that will generate value for our customers and stockholders in the future.

We achieved significant growth as a result of our continued efforts to expand the use of natural gas. Natural gas is a clean fuel, a domestic energy resource that is abundant and priced below other energy alternatives. We are aggressively moving forward to extend our natural gas systems to customers and communities that have not previously had natural gas service available to them. We are also continuing to evaluate electric market opportunities for natural gas. The outlook for stable natural gas prices assists us in creating opportunities in the industrial and electric power generation markets. Our propane business is also well positioned. Our propane operations give us market intelligence in energy markets that we would not otherwise have, and creates opportunities for future growth in our gas distribution business. In addition, in 2011, BravePoint®, Inc. finalized the development of several products which were introduced to the market later in the year. Given the level of interest, we are excited about the future prospects for these products.

The Compensation Committee promotes a pay-for-performance culture to further align the executive officers’ interests with the interests of stockholders. Our Compensation Committee focuses on aligning total compensation with our performance and business objectives thereby increasing stockholder value. Our executive compensation program consists of three components—base salary, performance-based cash incentive awards (“cash incentive awards”) awarded pursuant to our Cash Bonus Incentive Plan (hereinafter referred to as the “Cash Incentive Plan”, and performance-based equity incentive awards (“equity incentive awards”) awarded pursuant to our Performance Incentive Plan (hereinafter referred to as the “Equity Incentive Plan”). The Compensation Committee believes that this mix of compensation aligns the financial interests of the executive officers with the interests of stockholders.

The Compensation Committee sets base salaries at competitive levels to ensure that we are attracting, recruiting, and retaining executive officers that have the knowledge and skills necessary to achieve the Company’s established goals. For 2011, the Compensation Committee considered the following prior to adjusting base salaries: results of the study provided by the independent compensation consultant, functional role of the position, scope of the individual’s responsibilities, prior year’s performance, and competitive nature of our business. After consideration of these factors, the Compensation Committee determined that, effective April 1, 2011, base salaries for the named executive officers would be increased ranging from 5.4 to 19.5 percent. Each named executive officer was eligible to also receive performance-based cash and equity incentive awards that comprised approximately 50 percent of total direct compensation for 2011. For 2011, cash incentive awards for each named executive officer were based on achieving pre-established financial and non-financial targets, with the financial component representing 50 to 80 percent of the payout opportunity. As a result of the Company’s earnings and the achievement of individual performance goals, the cash incentive award payout for 2011 performance ranged between 36 and 59 percent of base salaries. The larger piece of incentive compensation, which is represented by the equity incentive award, focuses on long-term performance.

The Compensation Committee established three performance components on which the named executive officers’ equity incentive awards will be based. The first component, Shareholder Return, incentivizes executives to generate value for our stockholders. For the 2009 to 2011 performance period, the Company’s total shareholder return was in the 41st percentile of the Edwards Jones Distribution Group (as defined on page 25). The second component, Growth in Long-Term Earnings, is based on total capital expenditures as a percent of total capitalization. In the long-term, the Company’s growth is dependent upon continuous investment of capital at levels sufficient to drive growth. For the 2009 to 2011 performance period, the Company’s total capital expenditures as a percent of total capitalization was in the 100th percentile of the Edwards Jones Distribution Group. The third component, Earnings Performance, is based upon average return on equity. Return on equity measures the Company’s ability to generate current results on equity investors’ capital. By using a multi-year period of performance, executives are incentivized to think beyond the current year. The Company’s average return on equity for the three years ended December 31, 2011 was 11.5 percent. Each equity incentive award features a cap (maximum of 125 or 150 percent of the target) on the maximum amount that can be earned for any performance period. The awards are also subject to forfeiture. Dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and are only paid to the named executive officer if the awards are earned and then only in proportion to the actual shares earned. The Compensation Committee retains discretion in administering all awards and performance goals, and determining performance achievement.

At the 2011 Annual Meeting of Stockholders, stockholders voted, on a non-binding, advisory basis, on the executive compensation of our named executive officers. Approximately 93 percent of the votes cast by stockholders were voted to “approve” the compensation of our named executive officers. The Compensation Committee acknowledged stockholders’ widespread support for our executive compensation decisions, program and policies as reflected in the voting results. Stockholders also voted, on a non-binding, advisory basis to vote on executive compensation every three years. Accordingly, the next non-binding, advisory stockholder vote on executive compensation will occur at the 2014 Annual Meeting of Stockholders. The Compensation Committee will consider advisory stockholder votes in the future when determining executive compensation.

We refer you to our narrative and related tables in the Compensation Discussion and Analysis, Executive Compensation, and other relevant sections within this Proxy Statement for a more detailed discussion on the information provided above, as well as information on other practices utilized by the Compensation Committee, including executive stock ownership requirements, the compensation recovery policy, and executive employment agreements.

Compensation Philosophy. The Compensation Committee is composed entirely of independent directors, as defined by the NYSE listing standards, and is solely responsible for the oversight and administration of our executive compensation program. The Compensation Committee designs, recommends to the Board for adoption as appropriate, and administers all of the policies and practices related to executive compensation. The Compensation Committee believes that the most effective compensation program is one that is designed to ensure that total compensation for an executive officer is fair, reasonable and competitive. The Compensation Committee focuses on aligning total compensation with our performance and business objectives thereby increasing stockholder value. The primary objectives in creating an effective compensation program are to:

•	Develop an appropriate mix of compensation to align the financial interests of the executive officers with the interests of our stockholders;

•	Structure the program to attract high-quality executive talent that will incentivize performance that focuses on achieving our short and long-term goals; and

•	Ensure effective development of talent through internal processes such as performance evaluations, succession planning, and leadership development.

The Compensation Committee annually reviews the executive compensation program to ensure (i) the program aligns with the Company’s objectives; (ii) the mix provides competitive compensation levels for each element of compensation; and (iii) the compensation remains competitive relative to the compensation earned by executive officers in comparable positions at peer companies.

Role of Management. The Chief Executive Officer participates in the establishment of the compensation targets and payout levels for the other named executive officers. He assesses the performance for all named executive officers and recommends to the Compensation Committee the overall levels of achievement, and the extent to which performance targets were attained. Upon request, named executive officers will provide supplemental material to the Compensation Committee to assist in making its determinations in regards to the overall levels of achievement. The Chief Executive Officer is not involved in any part of the setting of any component of his compensation. The Chief Executive Officer and other members of senior management attend Compensation Committee meetings at the invitation of the Compensation Committee.

Role of Independent Consultant. The Compensation Committee, from time to time, will engage an independent compensation consultant to assist in reviewing the Company’s executive compensation program. Currently, the Compensation Committee engages the services of Frederic W. Cook & Co., Inc. (Cook & Co.), to serve as the Compensation Committee’s independent compensation consultant. Cook & Co. advises the Compensation Committee on executive compensation and non-employee director compensation matters. Cook & Co. does not provide any other services to the Company.

Executive Compensation Design. Our executive compensation program consists of a base salary and performance-based cash and equity incentive awards that are designed to focus executive officers on both short-term and long-term financial and operational performance, without encouraging unnecessary risk. The Compensation Committee sets base salaries at competitive levels to ensure that we are attracting, recruiting, and retaining executive officers that have the knowledge and skills necessary to achieve the Company’s established goals.

Our Cash Incentive Plan was adopted by our Board in 2005. Under the Cash Incentive Plan, the Compensation Committee is authorized to grant cash incentive awards to named executive officers and key employees that perform responsibilities that contribute significantly to the Company’s growth, development, and financial success. The Compensation Committee establishes target cash incentive awards for each participant. Generally, the target cash incentive awards for each named executive officer are set at an amount that approximates the median prevailing practices of the industry peer group for comparable positions. The actual award earned for all named executive officers can range from 0 to 150 percent of the target cash incentive award depending on actual performance at the end of the performance period as compared to the performance targets. The Compensation Committee may use its discretion to adjust a participant’s bonus opportunity or payout amount based on unanticipated and/or extraordinary events. This adjustment could result in a named executive officer receiving a cash incentive award that is more than or less than the established payout opportunity.

Our Equity Incentive Plan, was adopted by our Board in 2005. Under the Equity Incentive Plan, the Compensation Committee is authorized to grant equity incentive awards to our named executive officers and other key employees. This multi-year, long-term performance incentive plan is designed to reward officers for improving stockholder value by achieving growth in earnings while investing in the future growth of both our regulated and unregulated business units. The Compensation Committee focused on three core objectives in designing the plan as shown in the table below. The first component, Shareholder Return, incentivizes executives to generate additional value for our stockholders. The second component, Growth in Long-Term Earnings, is based on total capital expenditures as a percent of total capitalization. In the long-term, the Company’s growth is dependent upon continuous investment of capital at levels sufficient to drive growth. The third component, Earnings Performance, is based upon average return on equity. Return on equity measures the Company’s ability to generate current results on equity investors’ capital. By using a multi-year period, executives are incentivized to think beyond the current year.

Performance Component	Benchmark	Percent of Target Award
Shareholder Return	Total shareholder return compared to the total shareholder returns of companies included in the peer group for the performance period	30%

Growth in Long-Term Earnings	Total capital expenditures as a percent of total capitalization as compared to companies in the peer group for the performance period	35%

Earnings Performance	Average return on equity compared to pre-determined return on equity targets	35%

Base Salary. In February 2011, the Compensation Committee reviewed base salaries for the Chief Executive Officer and other named executive officers for the ensuing year. In connection with this review, the Compensation Committee reviewed and discussed the market analysis that was prepared by Cook & Co. in January 2011 and related factors to assess the competitiveness of base salary levels. Cook & Co.’s market assessment compared the Company’s base salary against market data for the Company’s peer group (see footnote 3), as well as from industry published survey data. Cook & Co. compared base salary levels to the market data and concluded that, on average, base salaries for the named executive officers were slightly below the energy industry median.

The Compensation Committee considered the following prior to adjusting base salaries: results of the market assessment performed by Cook & Co.; functional role of the position; scope of the individual’s responsibilities; prior year’s performance; and competitive nature of our business. After consideration of these factors, the Compensation Committee determined that each of Messrs. McMasters, Thompson and Cummiskey1 and Mmes. Cooper and Bittner would receive increases ranging from 5.4 to 19.5 percent in their base salaries effective April 1, 2011. These increases further align the executive officers’ base salaries with market practices.

2011 Cash Incentive Award. In January 2011, the Compensation Committee established financial and non-financial performance targets under the Cash Incentive Plan for each named executive officer. The components upon which financial targets were based for each named executive officer were as follows: Mr. McMasters and Mmes. Cooper and Bittner were evaluated on earnings per share, with the earnings per share target set at $2.60; and Mr. Thompson was evaluated on pre-tax, pre-interest return on average investment for the utility operations and the Florida propane operation, with the pre-tax, pre-interest return on average investment target set at 12 percent.

Each named executive officer has established individual goals that are evaluated by the Compensation Committee in connection with determining the extent to which the individual met his or her non-financial targets. These goals are grouped into the following categories: (i) Business Unit Growth and Corporate Development, (ii) Performance and Operational Improvements, (iii) Leadership and (iv) Strategic Direction. The named executive officers may earn a cash incentive award upon achieving his or her pre-established financial and non-financial targets based on the Compensation Committee’s evaluation. The Compensation Committee reserves the right to consider additional performance criteria for the Chief Executive Officer if necessary to pursue strategic or operational opportunities. For Mr. McMasters and Mmes. Cooper and Bittner, non-financial goals are achieved at the same percentage as the achievement of their financial goals, unless otherwise adjusted by the Compensation Committee.

The following table shows each named executive officer’s target cash incentive award, based on such named executive officer’s base salary as of December 31, 2011 and weighting for the financial and non-financial performance targets:

	2011 Cash Incentive Award			Weighting for the Performance Targets
	Base Salary (as of December 31, 2011)	Bonus Opportunity (% of Base Salary)	Target Cash Incentive Award[1]	Non-Financial Targets	Financial Targets
Michael P. McMasters	$350,000	40%	$140,000	20%	80%
Stephen C. Thompson	$295,000	25%	$73,750	50%	50%
Beth W. Cooper	$245,000	25%	$61,250	20%	80%
Elaine B. Bittner	$195,000	25%	$48,750	50%	50%

[1]	Target Cash Incentive Award is shown at 100 percent.

[1]

Effective February 24, 2012, Mr. Cummiskey resigned as an officer of the Company. Please refer to pages 30 and 41 of this Proxy Statement for a discussion on compensation and other related matters for Mr. Cummiskey. The term “named executive officers” as used in the following sections detailing specific performance and awards, shall not include Mr. Cummiskey except as referenced in the Summary Compensation Table, and as otherwise stated in this Proxy Statement.

In February 2012, the Compensation Committee reviewed the performance of each named executive officer and based on that review authorized the payment of cash incentive awards. The Compensation Committee determined that Mr. McMasters and Mmes. Cooper and Bittner achieved 150 percent of their financial target as a result of the Company generating basic earnings per share of $2.89 for 2011, and also achieved between 90 and 100 percent of his or her non-financial targets. The Compensation Committee determined that Mr. Thompson achieved his financial target as a result of the Company’s utility and Florida propane operations generating a 12.73 percent pre-tax, pre-interest return on average investment for 2011, representing a 145.5 percent payout. Mr. Thompson also achieved 90 percent of his non-financial targets. The Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reflects the specific amounts paid to each named executive officer pursuant to the Cash Incentive Plan.

Equity Incentive Award for the 2009-2011 Performance Period. In January 2009, the Compensation Committee established equity incentive awards for Messrs. McMasters and Thompson and Ms. Cooper for the 2009-2011 performance period. The established payout opportunity for the awards ranged from 0 to 125 percent of the target equity incentive award as shown in the table below.

	2009-2011 Performance Period
Named Executive Officer[1]	Minimum	Threshold	Target	Maximum
Michael P. McMasters	0	2,750	5,500	6,875
Stephen C. Thompson	0	2,000	4,000	5,000
Beth W. Cooper	0	2,000	4,000	5,000

[1]

Elaine B. Bittner was promoted to Vice President of the Company in June 2010 and therefore was not eligible to receive a grant for the 2009-2011 performance period. She became a named executive officer in 2011.

The Shareholder Return and Growth in Long-Term Earnings components are each evaluated relative to the performance of peer companies in the Edward Jones Distribution Group2 over a thirty-six month performance period. The Company’s performance is then ranked against these peer companies. For the 2009-2011 performance period, the payout opportunity based on the Company’s percentile ranking against the peer companies in the Edward Jones Distribution Group for each of these two performance components is shown in the table below.

Percentile Ranking as Compared To Companies in the Peer Group	Percentage of Payout of Target Equity Incentive Award
40th – 49th percentile	50%
50th – 54th percentile	75%
55th – 60th percentile	100%
61st – 100th percentile	125%

The Company’s actual ranking can fluctuate significantly during the performance period as a result of peer company performance. As a result, the magnitude of the risk associated with whether the named executive officers will achieve these awards is substantial.

The Compensation Committee met in February 2012 to review the extent to which the named executive officers achieved the performance targets established for the 2009-2011 performance period. For the first performance component, Shareholder Return, the total shareholder return for the Edward Jones Distribution Group ranged from -1.34 to 62.97 percent, with a median of 56 percent. The Company’s total shareholder return for the three years ended December 31, 2011 was 53.8 percent which put the Company in the 41st percentile of the Edward Jones Distribution Group, thus resulting in a payout that is 50 percent of the target award for each named executive officer

[2]

For the 2009-2011, 2010-2012 and 2011-2012 performance periods, the Company’s total shareholder return and growth in long-term earnings over the relevant performance periods are compared to companies in the Edward Jones Natural Gas Distribution Group (the “Edward Jones Distribution Group”), a composite group of selected gas distribution utilities whose performance is benchmarked by Edward Jones. The Edward Jones Distribution Group includes AGL Resources, Inc.; Atmos Energy Corporation; Delta Natural Gas Company, Inc.; Gas Natural, Inc.; The Laclede Group, Inc.; New Jersey Resources Corp.; Northwest Natural Gas Company; Piedmont Natural Gas Company, Inc.; RGC Resources, Inc.; South Jersey Industries, Inc.; and WGL Holdings, Inc. For the 2011-2013 performance periods, the Edward Jones Distribution Group includes AGL Resources, Inc.; Atmos Energy Corporation; Delta Natural Gas Company, Inc.; The Laclede Group, Inc.; New Jersey Resources Corp.; Northwest Natural Gas Company; Piedmont Natural Gas Company, Inc.; RGC Resources, Inc.; South Jersey Industries, Inc.; and WGL Holdings, Inc.

based on this component. For the second component, Growth in Long-Term Earnings, total capital expenditures as a percent of total capitalization for the Edward Jones Distribution Group ranged from 5.7 percent to 14.7 percent, with a median of 9.5 percent. For the three years ended September 30, 2011, the Company’s total capital expenditures as a percent of total capitalization was 25 percent which put the Company in the 100th percentile of the Edward Jones Distribution Group, thus resulting in a payout that is 125 percent of the target award for each named executive officer based on this component. In terms of the third component, Earnings Performance, the Company’s target return on average equity at a 100 percent payout for the 2009-2011 performance period was set at 10.50 percent to 10.75 percent. The Company’s return on average equity for the three years ended December 31, 2011 was 11.5 percent, thus resulting in a payout that is 125 percent of the target award for each named executive officer based on this component. The actual equity incentive award earned by the named executive officers for the 2009-2011 performance period is reflected in footnote 10 to the Summary Compensation Table and in the table below.

Stock Vested During 2011. The Compensation Committee has adopted a multi-year, long-term performance plan for the equity incentive award component of our executive compensation program. Participants that participate in the long-term performance plan are granted performance shares in the beginning of the applicable performance period. In January 2009, the Compensation Committee made a grant to Messrs. McMasters and Thompson and Ms. Cooper for the 2009-2011 performance period. The Company’s performance relative to each of the components as described in the preceding section resulted in 102 percent of the target performance shares being earned.

	Stock Vested During 2011
Named Executive Officer[1]	Number of Shares Acquired on Vesting[2]	Value Realized on Vesting[3]
	(#)	($)
Michael P. McMasters	5,637	236,331
Stephen C. Thompson	4,100	171,893
Beth W. Cooper	4,100	171,893
Elaine B. Bittner	0	0

[1]

Elaine B. Bittner was promoted to Vice President of the Company in June 2010. To transition her participation into the Equity Incentive Plan, the Compensation Committee approved, in January 2011, an equity incentive award for Ms. Bittner that will cover a two-year period from January 1, 2011 through December 31, 2012, and will include a target award of 6,400 shares, twice the normal award level of shares.

[2]

The shares awarded and corresponding value realized, reflect shares received in February 2012 by each named executive officer pursuant to the Equity Incentive Plan for the performance period January 1, 2009 to December 31, 2011.

[3]	The value realized represents the shares vested multiplied by $41.925, the average of the high and low stock price on February 28, 2012.

Outstanding Equity Awards. In January 2010, the Compensation Committee granted performance shares to Messrs. McMasters and Thompson and Ms. Cooper for the 2010-2012 performance period. In January 2011, the Compensation Committee granted performance shares to Messrs. McMasters and Thompson and Mmes. Cooper and Bittner for the 2011-2013 performance period. As a result of Mr. McMasters’ promotion to President and Chief Executive Officer, effective January 1, 2011, the Compensation Committee on January 14, 2011 approved an additional target equity incentive award of 2,000 shares for the two-year award period from January 1, 2011 through December 31, 2012. Ms. Bittner was promoted to Vice President of the Company in June 2010. To transition her participation into the Equity Incentive Plan, the Compensation Committee approved, in January 2011, an equity incentive award for Ms. Bittner. The award will cover a two-year period from January 1, 2011 through December 31, 2012, and will include a target award of 6,400 shares. Each named executive officer is entitled to earn the performance shares at the end of the performance period depending on the extent to which performance targets are achieved.

The Compensation Committee set the payout opportunity for the 2010-2012 and 2011-2012 performance periods at a minimum of 0 percent, threshold of 50 percent, target of 100 percent and maximum of 125 percent of the target equity incentive award. The Compensation Committee set the payout opportunity for the 2011-2013 performance period at a minimum of 0 percent, threshold of 50 percent, target of 100 percent and maximum of 150 percent of the target equity incentive award. To earn these equity-based awards, the Company’s performance is evaluated against the three pre-established performance components – Shareholder Return, Growth in Long-Term Earnings, and Earnings Performance – and the peer group (as identified in footnote 2). As discussed under the Equity Incentive Award for the 2009-2011 Performance Period section which begins on page 25, both the Shareholder Return and Growth in Long-Term Earnings components will be compared to the Edward Jones Distribution Group. The awards granted for the performance periods are pursuant and subject to the terms of Performance Share Agreements executed by the Company and each of the named executive officers.

The established payout opportunity for these awards are shown in the following table.

	Outstanding Equity Awards and Payout Opportunity
	2010-2012 Performance Period				2011-2013 Performance Period
	0%	50%	Target	125%	0%	50%	Target	150%
Executive[1]
Michael P. McMasters[2]	0	3,750	7,500	9,375	0	3,188	6,375	9,563
Stephen C. Thompson	0	2,000	4,000	5,000	0	2,000	4,000	6,000
Beth W. Cooper	0	2,000	4,000	5,000	0	2,000	4,000	6,000
Elaine B. Bittner[3]	0	3,200	6,400	8,000	0	1,600	3,200	4,800

[1]

Effective February 24, 2012, Mr. Cummiskey resigned as an officer of the Company and in connection therewith received a separation payment in lieu of all incentive awards which Mr. Cummiskey may have otherwise received. Please refer to page 41 of this Proxy Statement for a discussion on compensation and other related matters for Mr. Cummiskey.

[2]

As a result of Mr. McMasters’ promotion to President and Chief Executive Officer, effective January 1, 2011, the Compensation Committee approved an additional target equity-based award of 2,000 shares for the two-year award period from January 1, 2011 through December 31, 2012. This transitional award supplements the two target equity awards of 5,500 shares granted to Mr. McMasters on January 7, 2009 and January 6, 2010 for the three-year periods from January 1, 2009 through December 31, 2011 and January 1, 2010 through December 31, 2012.

[3]

Ms. Bittner was promoted to Vice President of the Company in June 2010. To transition her participation into the Equity Incentive Plan, the Compensation Committee approved, in January 2011, two equity-based awards for Ms. Bittner. The first equity-based award grant will cover a two-year period from January 1, 2011 through December 31, 2012, and will include a target award of 6,400 shares, twice the normal award level of shares. The second award will cover the three-year period from January 1, 2011 through December 31, 2013, and will include a target award of 3,200 shares. The number of actual performance shares earned will range from 0 to 125 percent for the 2011-2012 performance period and 0 to 150 percent for the 2011-2013 performance period depending on actual performance as compared to the performance targets. The targets and associated weightings for the awards are the same as those established for Messrs. McMasters, and Thompson and Ms. Cooper.

The value of the 2010-2012 equity award is reflected in the Stock Award column for 2010 in the Summary Compensation Table. The value of the 2011-2012 and 2011-2013 equity awards are reflected in the Stock Award column for 2011 in the Summary Compensation Table. The aggregate grant date fair value of the 2011-2012 and 2011-2013 target equity awards are reflected in the Grant Date Fair Value of Stock Awards column in the Grants of Plan-Based Awards Table.

All Other Compensation. In addition to the primary components of the executive compensation program, we offer certain other benefits to the named executive officers. During 2011, the Company provided each named executive officer with a Company-owned vehicle that is available for personal use, but which is treated as compensation to the named executive officers. Each named executive officer’s Form W-2 that is filed with the Internal Revenue Service includes imputed income for the personal use of the Company-owned vehicle. This imputed income has no effect on the Company’s revenues or expenses. Each named executive officer is responsible for the payroll taxes associated with personal usage. On behalf of each named executive officer, we also pay an annual premium to provide each executive with term life insurance. The life insurance benefit is provided to all employees of the Company that are eligible to receive the benefit and is capped at $500,000 which limits the benefit to highly compensated individuals. Named executive officers also have the ability to purchase propane at the same discounted rate that we offer to our employees.

For 2011, each named executive officer who participated in the qualified 401(k) Retirement Savings Plan received fixed matching contributions of 100 percent of up to 6 percent of eligible cash compensation. This was the same benefit available to other employees of the Company. In addition, employees of Chesapeake and its subsidiaries, as applicable, including the named executive officers, are eligible to receive an additional supplemental employer contribution at the discretion of the Company. The Internal Revenue Service limits the amount of pre-tax contributions that a participant may make to his or her qualified 401(k) Retirement Savings Plan. The Company’s nonqualified 401(k) Supplemental Executive Retirement Savings Plan enables named executive officers to continue to make pre-tax deferrals of compensation after they have reached that limit. We match these contributions in the same manner as the qualified 401(k) Retirement Savings Plan.

The aggregate value of these benefits for each named executive officer is more than $10,000 and, consistent with the rules of the SEC, is reflected in the All Other Compensation column of the Summary Compensation Table.

Compliance with Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) prohibits any public corporation from taking a deduction on its annual federal income tax return for certain compensation that exceeds $1 million. In determining whether a deduction may be taken, the Company considers compensation paid in any taxable year to its Chief Executive Officer or to any one of its three most highly compensated executive officers (in addition to the Chief Financial Officer) and whether such compensation would be considered “performance-based” as defined under Section 162(m). Compensation qualifying as “performance-based compensation” within the meaning of Section 162(m) is exempt from the deduction limit. Awards under our Equity Incentive Plan are considered “performance-based” compensation and would be exempt from the Section 162(m) deduction limit; awards under our Cash Incentive Plan would not be considered “performance-based” compensation and would be considered in determining the ability to take this deduction. We do not anticipate that compensation paid to any of the executive officers in 2012 will exceed the $1 million deduction limit.

Stock Ownership Guidelines. In 2006, the Corporate Governance Committee approved stock ownership guidelines for the following corporate officer positions: Chief Executive Officer—30,000 shares; Chief Operating Officer—10,000 shares; Senior Vice President—7,500 shares; and Vice President—5,000 shares. Each named executive officer has five years from December 7, 2006 or his or her date of hire or promotion into the role, whichever is later, to meet these ownership requirements. The Corporate Governance Committee believes that ownership in the Company’s common stock by named executive officers demonstrates a commitment to the long-term profitability of the Company and aligns management’s interest with those of stockholders. The Corporate Governance Committee is responsible for the development, oversight and monitoring of executive officer stock ownership guidelines. For each named executive officer who has served since the adoption of the stock ownership guidelines, the requisite ownership requirement has been met. For each named executive officer with less than five years of service, he or she is in the process of meeting the ownership requirement.

Compensation Risk. There are controls in place that discourage unnecessary risk-taking. The named executive officers simultaneously participate in the Cash Incentive and Equity Incentive Plans, which provide the Compensation Committee with the ability to utilize multiple performance criteria at any given time. The Compensation Committee also has discretion and the ability to reduce awards based on the named executive officer’s individual performance. Several other features of the cash incentive award process further mitigate risk-taking and exposure, including the following: (i) financial results for the respective award period are reviewed by the Audit Committee prior to the issuance of any cash incentive award; (ii) the target for the cash incentive award is set at an amount that approximates the median cash incentive award of an industry peer group; and (iii) each cash incentive award features a cap (generally a maximum of 150% of the target) on the maximum amount that can be earned for any performance period. The equity incentive awards compensate named executive officers for improving stockholder value by achieving growth in total shareholder return as well as growth in earnings while investing for future long-term earnings growth. The Compensation Committee believes that these awards do not encourage unnecessary risk-taking since part of the ultimate value of the award is tied to the Company’s stock price and awards are staggered and cover a multi-year performance period. Additionally, several other features of the equity incentive award process further minimize potential risk: (i) financial results for the respective award year are reviewed by the Audit Committee prior to the issuance of any equity incentive award; (ii) the total shareholder return and growth in long-term earnings over the relevant performance periods are benchmarked against the same measures for a peer group of natural gas distribution companies, and the average return on equity performance component is compared to pre-determined return on equity thresholds that are established by the Compensation Committee; and (iii) each equity incentive award features a cap (a maximum of 125% or 150% of the target depending upon the grant date) on the maximum amount that can be earned in any year. The Compensation Committee believes that the Cash Incentive and Equity Incentive Plans appropriately balance risk and the desire to focus on areas considered critical to the short-term and long-term growth and success of the Company.

The Compensation Committee has adopted additional practices to ensure diligent and prudent decision-making and review processes. The practices that are in place to manage and control risk, include:

•

Although awards under the Cash Incentive and Equity Incentive Plans are primarily determined using targeted financial and non-financial goals, they also include components which are tied to the Company’s capital budget and strategic plan that are reviewed and approved by the Board;

•	During its goal-setting process, the Compensation Committee considers prior years’ performance relative to future expected performance to assess the reasonableness of the goals;

•	The Cash Incentive and Equity Incentive Plans include both performance and profitability measures, thus balancing growth with value creation;

•	The Compensation Committee retains discretion in administering all awards and performance goals, and in determining performance achievement;

•

Each named executive officer is subject to stock ownership guidelines commensurate with his or her position and equity awards could lose significant value over time if the Company was exposed to inappropriate, unnecessary risks which could affect our stock price; and

•

Each named executive officer is subject to a compensation recovery policy that requires the repayment by the executive officer if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate.

In December 2010, Cook & Co. conducted a competitive benchmarking analysis at the request of the Compensation Committee after reviewing the Company’s culture, business strategy, compensation philosophy and individual pay elements and interviewing several members of the Company’s senior management team, members of the Compensation Committee, and the Chairman of the Board. Cook & Co. provided the Compensation Committee with their observations on the Company’s current compensation plan design. Cook & Co., with the input of the Compensation Committee members and the Chief Executive Officer, established a new peer group3 for compensation purposes given the Company’s size and diversity. The named executive officers’ competitive positioning was benchmarked relative to a custom peer group of companies of comparable size with whom we compete for business, executive talent or investor capital. The Company’s revenues rank near the thirty-seventh percentile of this peer group.

Cook & Co.’s market assessment compared the Company’s pay against market data for the Company’s peer group, as well as industry published survey data. Market data included a blend of peer group and industry survey data (where both sources were available). The industry published survey data was size adjusted to reflect the Company’s revenues and was aged 2.5% per annum. Cook & Co.’s assessment concluded that on average, the Company’s target total direct compensation is competitive with market practices.

Pursuant to the SEC’s regulations regarding risk-based disclosures, the Company reviewed its compensation programs applicable to all employees in conjunction with the risks that have been identified and included in the Company’s Annual Report on Form 10-K and determined that these programs do not create risk that could result in a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table provides information on compensation earned for the fiscal years ended December 31, 2011, 2010 and 2009 by the Chief Executive Officer, Chief Financial Officer, and three additional most highly compensated executive officers employed by the Company at year-end (collectively, the “named executive officers”). In determining the individuals to be included in this table, we considered the roles and responsibilities, as well as total compensation (reduced by the change in pension value and nonqualified deferred compensation earnings), for all officers of the Company for the fiscal year ended December 31, 2011.

[3]

The industry peer group established by Cook & Co. included the following companies: Central Vermont Public Service Corporation; Delta Natural Gas Company, Inc.; Empire District Electric Company; The Laclede Group, Inc.; MGE Energy Inc.; Northwest Natural Gas Company; RGC Resources, Inc.; South Jersey Industries, Inc.; Suburban Propane Partners LP; and Unitil Corporation.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)[1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[2,3]	All Other Compensation ($)[4]	Total ($)
Michael P. McMasters[5]	2011	350,000	0		431,845	[6,7]	205,800	103,531	39,765	1,130,941
Chief Executive Officer, President, and Director	2010	299,563	0		188,746	[8]	137,250	88,221	57,477	771,257
	2009	281,187	35,190	[9]	186,034	[10]	83,785	15,825	65,844	667,865
Stephen C. Thompson	2011	291,250	0		213,254	[7]	110,626	101,220	33,126	749,476
Senior Vice President	2010	277,723	20,000	[11]	137,270	[8]	72,692	70,496	40,956	619,137
	2009	268,918	0		135,298	[10]	62,643	13,237	53,125	533,221
Beth W. Cooper	2011	235,000	0		213,254	[7]	90,221	24,069	31,452	593,996
Senior Vice President, Chief Financial Officer and Corporate Secretary	2010	200,100	0		137,270	[8]	76,106	20,307	30,415	464,198
	2009	184,050	30,033	[9]	135,298	[10]	46,350	8,651	43,285	447,667
Elaine B. Bittner Vice President	2011	192,500	0		464,910	[7,12]	69,469	0	19,134	746,013
Joseph Cummiskey[13]	2011	177,375	0		170,603	[14]	0	0	27,076	375,054
Vice President	2010	163,333	10,000	[11]	327,503	[14]	74,250	4,609	64,696	644,391
	2009	150,000	0		0	[14]	239,267	658	22,229	412,154

[1]	Payment for performance was made in March 2012, 2011 and 2010, respectively, under the Cash Incentive Plan.
[2]

The present value increased for each of Messrs. McMasters and Thompson and Ms. Cooper in the Pension Plan for 2010 and 2011. For 2009, the present value increased for each named executive officer in the Pension Plan; however, a change in the Internal Revenue Service’s lump sum assumptions resulted in an increase in related interest rates which decreased present values. The net decrease in the present values for each executive officer was as follows: Mr. McMasters $4,601, Mr. Thompson $3,902 and Ms. Cooper $906. The present value of the accrued pension benefits has been calculated using the same assumptions as for the FAS 158 disclosures, including the following discount rates: December 31, 2011 – 4.25%; December 31, 2010 – 5.00%; and December 31, 2009—5.25%. Ms. Bittner elected to receive her vested benefit under the Pension Plan in a lump sum payment in 1999, and as a result, no longer participates in the Pension Plan as described in Pension Plan on page 34 herein. Mr. Cummiskey joined the Company after December 31, 1998 and therefore was not eligible to participate in the Pension Plan.

The present value increased for each of Messrs. McMasters and Thompson in the Pension Supplemental Executive Retirement Plan from December 31, 2009 to December 31, 2010, and also from December 31, 2010 to December 31, 2011. For December 31, 2008 to December 31, 2009, the present value decreased by $1,141 for Mr. McMasters as a result of the increase in IRS lump sum interest rates as described above and the assumed lump sum benefit payout. Mr. Thompson’s present value was not impacted by the increase in interest rates since he elected a fifty percent Joint and Survivor Annuity payment form and as a result, his present value increased. Mmes. Cooper and Bittner and Mr. Cummiskey do not participate in the Pension Supplemental Executive Retirement Plan.
[3]

Dividends on deferred stock units (which are settled on a one for one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. Compensation deferred under the nonqualified 401(k) Supplemental Executive Retirement Plan earned the returns by funds available at the time. For 2011, the funds are shown on page 36. For 2009, each named executive officer earned the following above-market earnings on his or her deferred compensation: Mr. McMasters $15,824; Mr. Thompson $9,131; Ms. Cooper $8,651; and Mr. Cummiskey $658. For 2010, each named executive officer earned the following above-market earnings: Mr. McMasters $8,184; Mr. Thompson $798; Ms. Cooper $5,643; and Mr. Cummiskey $4,609. For 2011, each named executive officer’s earnings on his or her deferred compensation was a negative amount and therefore, was not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The above-market earnings can vary based upon the dollars under investment, the fund mix, and the funds’ results.

[4]

The following table includes payments that were made by the Company on behalf of the named executive officers in 2009, 2010 and 2011. Ms. Bittner was promoted to Vice President of the Company in June 2010.

	Qualified and Nonqualified 401(k) Plan Matching Contributions			Term Life Insurance Premiums			Vehicle Allowance			Dividends on shares earned for the 2009- 2011 Performance Period
	($)			($)			($)			($)
	2009	2010	2011	2009	2010	2011	2009	2010	2011	2009
Michael P. McMasters	33,160	47,378	29,235	750	750	480	9,837	9,349	10,050	22,097
Stephen C. Thompson	34,519	35,738	28,598	750	750	480	1,784	4,468	4,048	16,072
Beth W. Cooper	20,136	24,883	23,233	552	600	451	6,525	4,932	7,768	16,072
Elaine B. Bittner*	—	—	18,764	—	—	370	—	—	—	—
Joseph Cummiskey	17,775	36,272	20,753	450	491	341	4,004	6,573	5,983	—

*	Ms. Bittner became a named executive officer in 2011.

During 2011, the Company provided each named executive officer with a Company-owned vehicle that is available for personal use, but which is treated as compensation to the named executive officers. Each named executive officer’s Form W-2 that is filed with the Internal Revenue Service includes imputed income for the personal use of the Company-owned vehicle.
Messrs. McMasters and Thompson and Ms. Cooper accrued dividends on the shares of common stock awarded to them for the 2009-2011 performance period. Such dividends were accrued on the same basis as dividends declared by the Board each calendar quarter during the years 2009, 2010 and 2011 and paid on the Company’s common stock. The actual cash dividend received by each named executive officer was determined based upon the number of shares of common stock earned and issued to the executive for such performance periods. The cash dividend amounts paid to Messrs. McMasters and Thompson and Ms. Cooper in 2011 for the 2009-2011 performance period are reflected in the 2009 rows in the Summary Compensation Table, the year the share awards (on which the dividends were based) were granted by the Compensation Committee.
Named executive officers also have the ability to purchase propane at the same discounted rate that we offer to our employees.
[5]

Mr. McMasters has served as President of the Company since March 1, 2010. He was appointed Chief Executive Officer of the Company effective January 1, 2011. Mr. McMasters has also served as a director of the Company since March 1, 2010. He received no additional compensation for serving as a director of the Company.

[6]

As a result of Mr. McMasters’ promotion to President and Chief Executive Officer, effective January 1, 2011, the Compensation Committee approved an additional target equity incentive award of 2,000 shares for the two-year award period from January 1, 2011 through December 31, 2012.

For the 2011-2012 performance period, the Company calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 125 percent for the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $40.78 per share, which is based on the closing price on January 14, 2011, the grant date. The Company also evaluated the likelihood of earning the market-based equity incentive award component (Shareholder Return) for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the market-based component of greater than 60 percent, representing a 125 percent payout. For the 2011-2012 performance period, the performance share fair value of $36.99 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. If Mr. McMasters was to achieve the maximum award for the respective performance period, the award would be valued as $99,108. The number of actual performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals.
[7]

For the 2011-2013 performance period, the Company calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 150 percent for the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $40.78 per share, which is based on the closing price on January 14, 2011, the grant date. The Company also evaluated the likelihood of earning the market-based equity incentive award component (Shareholder Return) for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the market-based component of greater than 65 percent, representing a 150 percent payout. For the 2011-2013 performance period, the performance share fair value of $39.18 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. If the following named executive officers were to achieve the maximum award for the respective performance period, each award would be valued as follows: Mr. McMasters $385,369; Mr. Thompson $241,800; Ms. Cooper $241,800; and Ms. Bittner $193,440. The number of actual performance shares earned will range from 0 to 150 percent of the target performance shares depending on actual performance as compared to the performance goals.

[8]

For the 2010-2012 performance period, the Company calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 125 percent for the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $31.53 per share, which is based on the closing price on January 6, 2010, the grant date. The Company also evaluated the likelihood of earning the market-based equity incentive award component (Shareholder Return) for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the market-based component of greater than 60 percent, representing a 125 percent payout. For the 2010-2012 performance period, the performance share fair value of $25.30 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. If the following named executive officers were to achieve the maximum award for the respective performance period, each award would be valued as follows: Mr. McMasters $203,919; Mr. Thompson $148,305; and Ms. Cooper $148,305. The number of actual performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals.

[9]

On February 24, 2010, additional discretionary cash bonus awards were granted to two named executive officers of the Company. The cash bonus awards were issued under the Company’s Cash Incentive Plan to Mr. McMasters and Ms. Cooper for $35,190 and $19,467, respectively. In determining the amounts of the awards, the Compensation Committee authorized additional cash bonuses equal to the difference between what the named executive officers would have earned under the Cash Incentive Plan based upon the Company’s stand alone earnings per share (excluding FPU earnings post-merger as well as merger-related costs) and the Company’s actual earnings per share (including FPU’s post-merger earnings and merger-related costs). Ms. Cooper was also granted an award of $10,566 for her efforts related to the merger. The merger between the Company and FPU was consummated on October 28, 2009.

[10]

For the 2009-2011 performance period, the Company calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 125 percent for the Growth in Long-

Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $30.39 per share, which is based on the closing price on January 7, 2009, the grant date. The Company also evaluated the likelihood of earning the market-based equity incentive award component (Shareholder Return) for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the market-based component of greater than 60 percent, representing a 125 percent payout. For the 2009-2011 performance period, the performance share fair value of $26.38 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award.

In February 2012, the Compensation Committee granted actual equity incentive awards to Messrs. McMasters and Thompson and Ms. Cooper for the 2009-2011 performance period. The Compensation Committee determined that each named executive officer achieved 125 percent for each of the Growth in Long-Term Earnings and Earnings Performance components and 50 percent for the market-based component (Shareholder Return). The total value of the equity incentive awards for the 2009-2011 performance period were as follows: Mr. McMasters $236,331, Mr. Thompson $171,893, and Ms. Cooper $171,893. The awards are valued using $41.925, the average of the high and low stock price on February 28, 2012, the date the Compensation Committee approved the awards.
[11]

In March 2011, additional discretionary cash bonus awards were granted to two named executive officers of the Company. The cash bonus awards were issued to the following executive officers: Mr. Thompson ($20,000) and Mr. Cummiskey ($10,000). In determining the amount of the awards, the Compensation Committee considered their significant achievements during 2010, including successfully carrying out the integration process to merge the operations of Chesapeake and FPU, participation in leadership and organizational initiatives, strategic planning efforts, and oversight of various business unit expansion projects. The Compensation Committee also considered Messrs. Thompson and Cummiskey’s contributions to the Company’s overall performance in 2010. With the additional cash bonus awards, Messrs. Thompson and Cummiskey’s cash incentive awards are more closely aligned with the cash incentive awards of the other named executive officers, and more accurately reflect their influence on the Company’s 2010 earnings results.

[12]

Ms. Bittner was promoted to Vice President in June 2010. To transition her participation into the Equity Incentive Plan, the Compensation Committee approved, in January 2011, two equity incentive awards for Ms. Bittner. The first equity incentive award grant will cover a two-year period from January 1, 2011 through December 31, 2012, and will include a target award of 6,400 shares, twice the normal award level of shares. The second award will cover the three-year award period from January 1, 2011 through December 31, 2013, and will include a target award of 3,200 shares as further described in footnote 7.

For the 2011-2012 performance period, the Company calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 125 percent for the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $40.78 per share, which is based on the closing price on January 14, 2011, the grant date. The Company also evaluated the likelihood of earning the market-based equity incentive award component (Shareholder Return) for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the market-based component of greater than 60 percent, representing a 125 percent payout. For the 2011-2012 performance period, the performance share fair value of $36.99 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. If Ms. Bittner was to achieve the maximum award for the respective performance period, the award would be valued as $317,144. The number of actual performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals.
[13]

Effective February 24, 2012, and prior to the payment of any cash incentive or equity incentive awards for the period ended December 31, 2011, Mr. Cummiskey resigned as an officer of the Company. In connection with his resignation, the Company and Mr. Cummiskey executed a Separation Agreement and Release on February 25, 2012. The agreement provides that the Company shall pay to Mr. Cummiskey cash and other consideration in lieu of all cash incentive awards for the 2011 performance period and equity incentive awards for the 2010-2011, 2010-2012 and 2011-2013 performance periods, and certain other amounts to which Mr. Cummiskey may have been entitled. Please refer to page 41 of this Proxy Statement for a discussion regarding Mr. Cummiskey’s 2011 executive compensation and the separation agreement.

[14]

For the 2011-2013 and 2010-2012 performance periods, the Company calculated the aggregate grant date fair value of the equity incentive award as described in footnotes 7 and 8, respectively. For the 2010-2011 performance period, the Company calculated the aggregate grant date fair value of the equity incentive award in a manner that was similar to the 2010-2012 performance period described in footnote 8. For the 2010-2011 performance period, the performance-based equity incentive award components (Growth in Long-Term Earnings and Earnings Performance) have been recorded at the grant date fair value of $31.53 per share, which is based on the closing price on January 6, 2010, the grant date. The aggregate value of the market-based equity incentive award component (Shareholder Return) for the 2010-2011 performance period was $24.49 as generated from the Black-Scholes model.

Grants of Plan-Based Awards. The following table reflects, for each named executive officer, dollar amounts for annual cash incentive awards for the 2011 performance period. The table also reflects the number of stock awards established by the Compensation Committee on January 14, 2011 for the 2011-2012 and 2011-2013 performance periods. The threshold (minimum amount payable for a certain level of performance), target (amount payable if the targets are reached), and maximum (maximum payout possible) award levels are provided for each award.

	Grants of Plan-Based Awards
Name	Plan	Grant Date / Date of Compensation Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			Grant Date Fair Value of Stock Awards[3]
			Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #	($)
Michael P. McMasters[4]	Cash Incentive Plan	1/14/2011	70,000	140,000	210,000
	2011-2012 Equity Incentive Plan	1/14/2011				1,000	2,000	2,500	$91,971
	2011-2013 Equity Incentive Plan	1/14/2011				3,188	6,375	9,563	$339,874
Stephen C. Thompson	Cash Incentive Plan	1/14/2011	36,875	73,750	110,625
	2011-2013 Equity Incentive Plan	1/14/2011				2,000	4,000	6,000	$213,254
Beth W. Cooper	Cash Incentive Plan	1/14/2011	30,625	61,250	91,875
	2011-2013 Equity Incentive Plan	1/14/2011				2,000	4,000	6,000	$213,254
Elaine B. Bittner[5]	Cash Incentive Plan	1/14/2011	24,375	48,750	73,125
	2011-2012 Equity Incentive Plan	1/14/2011				3,200	6,400	8,000	$294,307
	2011-2013 Equity Incentive Plan	1/14/2011				1,600	3,200	4,800	$170,603
Joseph Cummiskey	Cash Incentive Plan	1/14/2011	27,225	54,450	108,900
	2011-2013 Equity Incentive Plan	1/14/2011				1,600	3,200	4,800	$170,603

[1]	These columns show the range of payouts targeted for 2011 performance under the Cash Incentive Plan as described under Cash Bonus Incentive Plan in the Compensation Discussion and Analysis.
[2]

These columns show the range of payouts targeted for the 2011-2012 and 2011-2013 performance periods as described under Performance Incentive Plan in the Compensation Discussion and Analysis. For the 2011-2012 performance period, the Threshold, Target and Maximum represent 50 percent, 100 percent and 125 percent, respectively, of the equity incentive award opportunity. For the 2011-2013 performance period, the Threshold, Target and Maximum represent 50 percent, 100 percent and 150 percent, respectively, of the equity incentive award opportunity.

[3]

For the 2011-2013 performance period, the Company calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 150 percent for the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $40.78 per share, which is based on the closing price on January 14, 2011, the grant date. The Company also evaluated the likelihood of earning the market-based equity incentive award component (Shareholder Return) for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the market-based component of greater than 65 percent, representing a 150 percent payout. For the 2011-2013 performance period, the performance share fair value of $39.18 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. The number of actual performance shares earned will range from 0 to 150 percent of the target performance shares depending on actual performance as compared to the performance goals.

For the 2011-2012 performance period, the Company calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 125 percent for the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $40.78 per share, which is based on the closing price on January 14, 2011, the grant date. The Company also evaluated the likelihood of earning the market-based equity incentive award component (Shareholder Return) for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the market-based component of greater than 60 percent, representing a 125 percent payout. For the 2011-2012 performance period, the performance share fair value of $36.99 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. The number of actual performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals.
[4]

Mr. McMasters has served as President of the Company since March 1, 2010. He was appointed Chief Executive Officer of the Company effective January 1, 2011. As a result of Mr. McMasters’ promotion to President and Chief Executive Officer, effective January 1, 2011, the Compensation Committee on January 14, 2011 approved an additional target equity incentive award of 2,000 shares for the two-year award period from January 1, 2011 through December 31, 2012.

[5]

Ms. Bittner was promoted to Vice President of the Company in June 2010. To transition her participation into the Equity Incentive Plan, the Compensation Committee approved, in January 2011, two equity incentive awards for Ms. Bittner. The first equity incentive award grant will cover a two-year period from January 1, 2011 through December 31, 2012, and will include a target award of 6,400 shares, twice the normal award level of shares. The second award will cover the three-year award period from January 1, 2011 through December 31, 2013, and will include a target award of 3,200 shares.

Outstanding Equity Awards. The following table shows outstanding equity awards for each named executive officer at December 31, 2011. These awards are described under Performance Incentive Plan in the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End 2011

	Stock Awards[1,2]
Named Executive Officer	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Michael P. McMasters[5]	13,875	601,481
Stephen C. Thompson	8,000	346,800
Beth W. Cooper	8,000	346,800
Elaine B. Bittner[6]	9,600	416,160
Joseph Cummiskey[7]	6,400	277,440

[1]	No awards have been transferred.
[2]

The stock awards for the 2010-2012 and 2011-2013 performance periods were established by the Compensation Committee on January 6, 2010 and January 14, 2011, respectively. For Mr. McMasters and Ms. Bittner, the stock award for the 2011-2012 performance period was also established by the Compensation Committee on January 14, 2011.

[3]	The share amount shown represents the target award levels.
[4]

The market value represents the unearned shares multiplied by $43.35, the closing market price per share of the Company’s common stock on December 30, 2011. These shares will be earned to the extent that certain performance targets are achieved for the award period January 1, 2010 through December 31, 2012, January 1, 2011 through December 31, 2013, and also for the award period January 1, 2011 through December 31, 2012 for Mr. McMasters and Ms. Bittner. Award levels for the 2011-2012 and 2011-2013 performance periods are shown in the Grants of Plan-Based Awards Table.

[5]

Mr. McMasters has served as President of the Company since March 1, 2010. He was appointed Chief Executive Officer of the Company effective January 1, 2011. As a result of Mr. McMasters’ promotion to President and Chief Executive Officer, effective January 1, 2011, the Compensation Committee on January 14, 2011 approved an additional target equity incentive award of 2,000 shares for the two-year award period from January 1, 2011 through December 31, 2012, which has been included in the table above.

[6]

Ms. Bittner was promoted to Vice President of the Company in June 2010. To transition her participation into the Equity Incentive Plan, the Compensation Committee approved, in January 2011, two equity incentive awards for Ms. Bittner. The first equity incentive award grant will cover a two-year period from January 1, 2011 through December 31, 2012, and will include a target award of 6,400 shares, twice the normal award level of shares. The second award will cover the three-year award period from January 1, 2011 through December 31, 2013, and will include a target award of 3,200 shares.

[7]

Effective February 24, 2012, Mr. Cummiskey resigned as an officer of the Company and in connection therewith received a separation payment in lieu of all equity incentive awards which Mr. Cummiskey may have otherwise received. Please refer to page 41 of this Proxy Statement for a discussion on compensation matters and other related matters for Mr. Cummiskey.

Pension Plan. We maintain a tax-qualified defined benefit Pension Plan that was previously available to all eligible employees; however, as of December 31, 1998, no new participants were permitted to participate in the Pension Plan. The Pension Plan was also amended to allow all participants as of that date to make a one-time election to either (i) continue participation in the Pension Plan; or (ii) leave the Pension Plan and receive their vested benefit and an increase in the rate of matching contributions by the Company in our existing qualified 401(k) Retirement Savings Plan. Messrs. McMasters and Thompson, and Ms. Cooper elected to continue to participate in the Pension Plan. Ms. Bittner elected to receive her vested benefit under the Pension Plan in a lump sum payment in 1999, and as a result, no longer participates in the Pension Plan. As of December 31, 1998, all benefits not paid out under the Pension Plan were 100 percent vested.

Effective January 1, 1995, we adopted a nonqualified Supplemental Executive Retirement Plan to pay pension benefits that are earned, pursuant to the Pension Plan, but not payable due to limits imposed by the IRS. The Internal Revenue Code, generally limits the annual benefits that may be paid under the Pension Plan and limits the amount of annual compensation that may be taken into account in determining final average earnings as described below. The Supplemental Executive Retirement Plan was amended and restated by the Board effective as of January 1, 2009 and further amended in 2010 to ensure compliance with the requirements of Section 409A of the Internal Revenue Code.

Effective January 1, 2005, the Pension Plan and the Supplemental Executive Retirement Plan were each amended to (i) freeze any further benefit accruals after December 31, 2004 and (ii) increase the years of credited service for each participant by the lesser of (a) two years or (b) such additional credited service as would increase the participant’s years of credited service to 35. Because the Pension Plan is now frozen, the annual benefits that may be paid and the amount of annual compensation that will be considered in connection with the Supplemental Executive Retirement Plan provided to Messrs. McMasters and Thompson are based on limitations for 2004 which are $165,000 and $205,000, respectively. Mmes. Cooper and Bittner do not participate in the Supplemental Executive Retirement Plan. The liability and expense for the Supplemental Executive Retirement Plan is discussed in our Annual Report on Form 10-K (Note M) for the year ended December 31, 2011.

The following table sets forth the actuarial present value of each named executive officer’s total accumulated benefit under the Pension Plan and Supplemental Executive Retirement Plan. Because the Plans were frozen effective January 1, 2005, the calculation of benefits will be based on average earnings for the highest five consecutive years of the ten years ended December 31, 2004. Changes in participants’ earnings after 2004 will not affect their Pension Plan benefits. Compensation (salary and cash incentive) for 2004 used to compute final average earnings was as follows: Mr. McMasters $293,565; Mr. Thompson $273,815; and Ms. Cooper $116,342. The valuation methodology and material actuarial assumptions, including the interest rate and mortality table, used in the calculation of the present value of the benefits under these plans as shown in the table are described in detail in the Note “Employee Benefit Plans” in our Annual Report on Form 10-K (Note M) for the year ended December 31, 2011. Benefits from the Pension Plan are paid from the Pension Plan’s trust, which is funded solely by the Company. The Supplemental Executive Retirement Plan is unfunded, but is required to be funded in the event of a change in control of the Company.

2011 Pension Benefits

Name	Plan Name	Number of Years Credited Service[1] (#)	Present Value of Accumulated Benefits ($)	Payments During the Last Fiscal Year ($)
Michael P. McMasters	Pension Plan	25	598,432	0
	Supplemental Executive Retirement Plan	25	148,478	0
Stephen C. Thompson	Pension Plan	24	517,352	0
	Supplemental Executive Retirement Plan	24	118,757	0
Beth W. Cooper	Pension Plan	17	127,645	0

[1]

On January 1, 2005 each employee participating in the Pension Plan was credited an additional two years of service as described above. Since the Pension Plan is now frozen, service on or after January 1, 2005 will not affect the benefits available to any participants in the Pension Plan. Due to the additional two years of credited service, the monthly accrued benefit payable at normal retirement age from the Pension Plan increased as follows: Mr. McMasters, $522; Mr. Thompson, $520; and Ms. Cooper, $236. The monthly accrued benefits at normal retirement age under the Supplemental Executive Retirement Plan increased as follows: Mr. McMasters, $130 and Mr. Thompson, $117.

Under the Pension Plan, participants are entitled to receive benefits based upon final average earnings and credited years of service. Messrs. McMasters and Thompson and Ms. Cooper have each been employed with the Company for more than five years. The final average earnings for these executive officers is based on the average adjusted W-2 earnings for the five consecutive calendar years of the ten calendar years of employment prior to January 1, 2005, that produce the highest average. The accrued monthly benefit for each named executive officer is determined by calculating one-twelfth of the annual amount of (i) plus (ii), multiplied by (iii):

(i)	1.3 percent of the final average earnings as described above (including elective contributions under qualified cash or deferred arrangements)

(ii)	0.625 percent of the final average earnings as described above (including elective contributions under qualified cash or deferred arrangements) in excess of Covered Compensation, as defined by the IRS

(iii)	Credited years of service (but not more than 35 years)

A participant may receive all of his or her retirement benefits under the Pension Plan at age 65. A participant may, however, elect to receive a reduced early retirement benefit beginning at age 55. If a participant elected to receive the early retirement benefit, he or she would receive the normal retirement benefit that would have been received at age 65 reduced by one-fifteenth for each of the first five years, and one-thirtieth for each of the next five years by which the annuity start date precedes the normal retirement date. Currently, there are no named executive officers that are eligible to retire and receive early retirement benefits under the Pension Plan.

Each named executive officer would normally receive his or her benefits in the form of a joint and survivor annuity. Alternatively, if the participant elects to waive the joint and survivor annuity, he or she could elect to receive benefits in any of the following forms: (i) a life annuity ceasing upon death; (ii) an annuity for ten years certain and for life; (iii) a joint and survivor annuity payable for the life of the participant and continued upon his or her death for the life of his or her surviving beneficiary, with the beneficiary’s monthly benefit equal to either 50 percent, 66-2/3 percent, or 100 percent (as elected by the participant) of the benefit paid or payable for each month for life; or (iv) a lump sum. In December 2008, the Compensation Committee amended the Supplemental Executive Retirement Plan to allow participants to elect a lump sum payment and to also add the other optional forms of benefit payments currently available under the qualified Pension Plan. Benefits under the qualified Pension Plan are not subject to any deduction for Social Security or other offset amounts. The Pension Plan also includes provisions for benefits that the participant’s beneficiary or spouse would be entitled to in the event of death or disability.

Nonqualified Deferred Compensation. We maintain two programs, the Deferred Compensation Plan and the 401(k) Supplemental Executive Retirement Plan, that allow for the deferral of certain income taxes on compensation. Mr. McMasters is the only named executive officer that participates in the Deferred Compensation Plan. All of the named executive officers participate in the nonqualified 401(k) Supplemental Executive Retirement Plan. The following table reflects the aggregate balance of nonqualified deferred compensation for each executive officer.

Nonqualified Deferred Compensation for the 2011 Fiscal Year

	Executive Contributions in 2011 ($)	Registrant Contributions in 2011[1] ($)	Aggregate Earnings in 2011[2,3] ($)	Aggregate Withdrawals / Distributions in 2011 ($)	Aggregate Balance at December 31, 2011 ($)
Michael P. McMasters	$14,310	$15,835	$80,613	$0	$1,279,615
Stephen C. Thompson	$22,962	$14,873	$(4,947)	$0	$270,886
Beth W. Cooper	$21,262	$12,229	$(2,351)	$0	$108,085
Elaine B. Bittner	$27,193	$4,995	$(1,526)	$0	$78,891
Joseph Cummiskey	$30,925	$7,200	$(7,063)	$0	$111,288

[1]

The Registrant Contributions in 2011 column represents the Company’s matching contributions associated with the nonqualified 401(k) Supplemental Executive Retirement Plan. These dollars are included in the All Other Compensation column of the Summary Compensation Table. The nonqualified 401(k) Supplemental Executive Retirement Plan is discussed in more detail below.

[2]

The funds available under the nonqualified 401(k) Supplemental Executive Retirement Plan and their annual rate of return for the calendar year ended December 31, 2011, as reported by the administrator of the 401(k) Supplemental Executive Retirement Plan are as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
BlackRock Money Market	0.02%	American Century Small Cap Value Inv	(6.73%)
Investment Co. of America	(1.76%)	BlackRock Core Bond Port	4.99%
EuroPacific Growth Fund	(13.58%)	BlackRock US Govt Bond Port	6.45%
Growth Fund of America	(4.89%)	T. Rowe Equity Income Adv	(0.94%)
Federated Mid-Cap Index	(2.25%)	T. Rowe Mid Cap Value Adv	(5.02%)
Invesco Small Cap Growth Fund	(1.27%)	T. Rowe Retirement Income Adv	1.10%
American Balanced Fund	3.82%	T. Rowe Retirement 2010 Adv	0.28%
Fidelity Spartan 500 Index Fund	2.03%	T. Rowe Retirement 2020 Adv	(1.45%)
Federated Kaufmann	(13.62%)	T. Rowe Retirement 2030 Adv	(2.96%)
Calvert Income	2.63%	T. Rowe Retirement 2040 Adv	(3.69%)
American Capital World Growth & Income A	(7.53%)	T. Rowe Retirement 2050 Adv	(3.68%)

[3]

Dividends on deferred stock units in the Deferred Compensation Plan are paid at the same rate as dividends on shares of the Company’s common stock. No annual bonus or incentive compensation under the Cash Incentive Plan has been deferred by the executive officers.

Those amounts, as well as similar awards reported in the Summary Compensation Tables in prior years and matching contributions into the Company’s 401(k) Supplemental Executive Retirement Plan previously reported in the Summary Compensation Tables in prior years under All Other Compensation, are included in the Aggregate Balance at December 31, 2011 column and quantified below:

Name	Amount included in both Nonqualified Deferred Compensation Table and 2011 Summary Compensation Table ($)	Amount included in both Nonqualified Deferred Compensation Table and previously reported in Prior Years’ Summary Compensation Tables ($)
Michael P. McMasters	$21,729	$666,523
Stephen C. Thompson	$22,534	$144,997
Beth W. Cooper	$26,724	$124,095
Elaine B. Bittner	$27,213	$0
Joseph Cummiskey	$26,734	$77,810

Deferred Compensation Plan. Participants may elect to defer any percentage of their eligible compensation under the Deferred Compensation Plan, including performance-based compensation (as further defined in the Plan document). Performance-based shares are awarded pursuant to our Equity Incentive Plan depending on the extent to which pre-established performance goals are met. Participants are entitled to deferred stock units on the deferred performance-based shares, to the extent earned. Dividends are paid on the deferred stock units in the same proportion and amount as dividends on the Company’s common stock. These dividends are then reinvested into additional deferred stock units. The deferred stock units will then be settled on a one-for-one basis in shares of the Company’s common stock.

Also under the Deferred Compensation Plan, a named executive officer may elect to defer any or all of his or her annual bonus compensation granted under the Cash Incentive Plan. Participants will receive earnings on deferred bonus compensation based on their selection of one or more indices. The indices were previously selected by the Compensation Committee. The deferred compensation will earn the applicable investment return(s) or loss(es) that it would have earned if the dollars had actually been invested in the funds.

In order to participate in the Deferred Compensation Plan, named executive officers are required to execute their written form of election on or before the period specified in the Plan. An election to defer performance-based compensation must be completed at least six months before the plan year ends, unless the election relates to non- performance based compensation, in which case an election with respect to such compensation is required to be completed prior to the beginning of the year for which the compensation will be earned. The named executive officer must indicate on the form whether he or she would like to receive the deferred compensation upon: (i) separation from service, (ii) a fixed future date, or (iii) the earlier or later of the separation from service or a fixed future date. The named executive officer must also indicate whether he or she would like to receive the deferred compensation in: (i) a lump sum, (ii) five annual installments, or (iii) ten annual installments. In the event that the named executive officer chooses to receive the deferred compensation in five or ten annual installments, the amount of the initial installment shall be the total amount deferred by the named executive officer, divided by five or ten, as elected. Subsequent installments will each equal the remaining amount deferred divided by the outstanding number of installments. If a named executive officer does not make a payment election, the default form of payment is a lump sum. In all cases, the election to defer compensation will be made in accordance with the deferral election timing requirements of Internal Revenue Code Section 409A and procedures established by the Compensation Committee. Also in accordance with Section 409A of the Internal Revenue Code, certain named executive officers will not be entitled to receive any payments until six months after his or her date of separation except under certain circumstances. For example, payments to the named executive officers may be accelerated according to the terms of the Deferred Compensation Plan, in the event of death, disability, change in control, or an unforeseeable emergency. Named executive officers will be individually responsible for any tax obligations related to deferring compensation under the Deferred Compensation Plan. Distributions of deferrals of annual bonus compensation will be paid in cash, while distributions of deferrals of performance shares will be paid in common stock.

Nonqualified 401(k) Supplemental Executive Retirement Plan. Participants in the nonqualified 401(k) Supplemental Executive Retirement Plan may elect to contribute a specified percentage of their compensation to the Plan. The participant may also contribute any amount that exceeds the maximum contribution permitted under the Company’s qualified 401(k) Retirement Savings Plan. Participants may allocate their contributions and the Company’s matching contributions on these deferral amounts to one or more investment funds as provided in footnote 2 to the Non-Qualified Deferred Compensation Table on page 36.

At the time a participant elects to defer compensation in the nonqualified 401(k) Supplemental Executive Retirement Plan, the participant makes a corresponding distribution election. A participant may elect to receive the funds from his or her account upon separation from service. If a participant elects this form of payment, he or she would not be entitled to receive any payments until six months after his or her date of separation, unless the separation was a result of death or disability. A participant may also elect to receive funds on a fixed future date, or the earlier or later of the separation from service or a fixed future date. In all elections, a participant may request such funds to be paid in a lump sum, or five or ten annual installments, and may specify whether the election applies to employee contributions and employer matching dollars or employer discretionary contributions. The amount of each installment, if elected, shall be equal to the value of the deferred amounts at the time each such payment is to be made, divided by the number of remaining installments. If a named executive officer does not make a payment election, the default form of payment is a lump sum.

Termination Provisions. The Company entered into employment agreements with Mr. Thompson and Ms. Cooper, which became effective on January 1, 2010. The Company also entered into new employment agreements with Mr. McMasters and Ms. Bittner, which became effective on January 1, 2011. Ms. Bittner’s employment agreement was subsequently amended effective January 1, 2012 to ensure compliance with the requirements of Section 409A of the Internal Revenue Code and to further align her employment agreement with the other named executive officers. Under the new employment agreements, Mr. McMasters is serving as President and Chief Executive Officer and Ms. Bittner is serving as Vice President of the Company. These new employment agreements and amendment supersede and replace the previous employment agreements and amendments. All of the employment agreements provide for certain benefits if a named executive officer’s employment with us is voluntarily or involuntarily terminated. The initial term of the employment agreement for each named executive officer is three years, except the initial term of Ms. Bittner’s employment agreement is one year. Each employment agreement automatically extends upon a “change in control,” as specifically defined in the employment agreement, for two, three or four years from the date of a change in control depending on the named executive officer. Each employment agreement automatically renews for successive one-year terms, except for Mr. McMasters’ employment agreement which may be renewed for successive one-year terms upon action of the Compensation Committee.

Each of the named executive officer’s employment agreement contains a clawback provision. Under the clawback provision, all or any portion of an incentive award under the Cash Incentive Plan and Equity Incentive Plan or any future arrangement established by the Company is subject to repayment by the named executive officer, if the award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate. If the Compensation Committee determines that the named executive officer engaged in misconduct, malfeasance or gross negligence in the performance of his or her duties that either caused or significantly contributed to the material inaccuracy in financial statements or other performance metrics, there is no time limit on this right of recovery. In all other circumstances, the right of recovery is limited to one year after the date of payment of each award. The right of recovery of payments automatically terminates upon a change in control except with respect to any right of recovery that has been asserted prior to such change in control.

Under the employment agreements, named executive officers are entitled to participate in all bonus, incentive compensation and performance-based compensation plans; all profit-sharing, savings and retirement benefit plans; all insurance, medical, health and welfare plans; all vacation and other employee fringe benefit plans; and other similar policies, plans or arrangements of the Company, all on a basis that is commensurate with his or her position and no less favorable than those generally applicable or made available to other named executive officers of the Company. Under the Company’s Equity Incentive Plan, as approved by stockholders in 2005, each named executive officer is eligible for a target long-term equity-based incentive award as determined on an annual basis by the Compensation Committee in its discretion and in accordance with and subject to the terms of the Company’s Equity Incentive Plan. Under the Company’s Cash Incentive Plan each named executive officer is eligible for a target short-term cash incentive award, as determined on an annual basis by the Compensation Committee in its discretion and in accordance with and subject to the terms of the Company’s Cash Incentive Plan.

All of the employment agreements include covenants that protect our goodwill. These covenants are effective during the time that the named executive officer is employed with us and after termination of the agreement. These covenants relate to confidentiality of information; non-solicitation of employees; non-solicitation of third parties; non-competition; post-termination cooperation; and non-disparagement. The non-solicitation and non-competition covenants remain effective for one year after an executive officer terminates employment with us. If the named executive officer resigns for reasons related to certain acts of the Company after a change in control, these covenants would remain effective for fifteen months after the resignation. Under Mr. Thompson and Mmes. Cooper and Bittner’s employment agreements, if any of these provisions are violated, payments to the named executive officer would not be reduced; however, the Company would be entitled to seek appropriate legal remedies. Under Mr. McMaster’s employment agreement, payments are subject to his compliance with these provisions and the execution and delivery (and non-revocation) of a release of claims against the Company and its officers, directors, employees and affiliates. In the event Mr. McMasters does not comply with these provisions or does not deliver a release of claims, then payments would cease and any unpaid amounts are forfeited.

Initial Term of the Employment Agreement. If the Company terminates or elects to not renew a named executive officer’s employment agreement at the end of the initial term of the agreement for any reason other than “for cause,” as specifically defined in the employment agreements, or the named executive officer’s death, then the named executive officer is entitled to receive, as severance compensation, his or her then monthly base compensation for one year after the termination date. The named executive officer’s compensation may be decreased provided that the decrease is made on a good faith basis and with reasonable justification. Termination for any reason other than “for cause” can also be referred to as termination “without cause” and can be initiated by either the named executive officer or the Company. Generally, termination “without cause” can occur when the Company, acting in good faith, decreases a named executive officer’s position, compensation or benefits at which time the named executive officer may terminate his or her employment for “good reason.” The reduction in compensation or benefits may not be related to a company-wide reduction. Termination “without cause” can also occur if the Company terminates the named executive officer for reasons not related to a crime involving moral turpitude, theft from the Company, violation of non-competition or confidentiality obligations, or, following a cure period, gross negligence in fulfilling his or her responsibilities. Based upon a hypothetical termination date of December 31, 2011, and assuming the termination is “without cause” the named executive officers (or his or her estate) would have received a severance benefit, as described above, as follows: Michael P. McMasters $350,000; Stephen C. Thompson $295,000; Beth W. Cooper $245,000; and Elaine B. Bittner $195,000.

Extended Term of the Employment Agreement. The employment agreements include provisions that are designed to help retain the named executive officers in the event of a change in control of the Company. The Board believes that these provisions are appropriate to address the uncertainties and potential distractions resulting from any threatened or actual change in control. In accordance with the agreements, a change in control occurs upon one of several events involving the replacement of a majority of the members of our Board, the acquisition of ownership of our stock, or the acquisition of significant assets from the Company.

Under each named executive officer’s employment agreements, if a named executive officer’s employment was terminated, after a change in control, by the named executive officer for “good reason” or by the Company “without cause,” as specifically defined in the employment agreement and as described in the Initial Term of the Employment Agreement section above, he or she would be entitled to receive, in addition to the sum of all accrued but unpaid amounts due, a single lump sum payment (provided such termination occurs within two years of a change in control) in cash based on the sum of the following:

•

Current monthly base compensation multiplied by 24 (multiplied by 36 for Messrs. McMasters and Thompson). For Mr. Thompson and Mmes. Cooper and Bittner base compensation is adjusted annually by the Consumer Price Index as described below. For Mr. McMasters, increases to his the current monthly base compensation would be determined by the Board from time to time based, in part, on an annual review of Mr. McMasters’ compensation and performance. Base compensation cannot be decreased for the executive officers.

•	Average of the cash incentive awards paid over the prior three calendar years, multiplied by two (multiplied by three for Messrs. McMasters and Thompson).

•

Payment equal to the value of the benefits foregone over 24 months (over 36 months for Mr. Thompson) as a result of the termination, including the present value of additional Company contributions that would have been made to savings and deferred compensation plans over the period. Mr. McMasters would only be entitled to a payment equal to the Company’s contributions to the Company’s savings plan that would have been vested at the end of the 36 months. He is not entitled to receive any benefits related to additional Company contributions that would have been made to the savings and deferred compensation plans over the 36-month period.

Upon a change in control, each named executive officer’s base compensation would increase annually thereafter on the anniversary of the execution of the employment agreement. This increase would be no less than his or her current base compensation multiplied by the increase in the preceding calendar year of the Consumer Price Index, an index published by the U.S. Bureau of Labor Statistics. In no event would a named executive officer’s base compensation be decreased. Each named executive officer would continue to receive health and other insurance benefits for the remainder of the term of his or her employment agreement. All unearned equity compensation is also immediately earned at the maximum level. In addition, each named executive officer would receive any benefits that he or she otherwise would have been entitled to receive under our 401(k) Retirement Savings Plan and 401(k) Supplemental Executive Retirement Savings Plan, as of the date of termination, although these benefits are not increased.

The total severance amount payable to a named executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. As a result, no excise tax would be levied nor would there be any loss of tax deductibility to the Company as a result of making the severance payment. If the severance as computed exceeds this limitation, the amount payable will be unilaterally reduced to the amount necessary to avoid exceeding the limitations under Internal Revenue Code Section 280G.

Based upon a hypothetical termination date of December 31, 2011, under the terms and conditions of the employment agreements, estimated payments or benefits in connection with a change in control, using $43.35, the closing market price per share of our common stock on December 31, 2011, would have been as follows:

	Michael P. McMasters	Stephen C. Thompson	Beth W. Cooper	Elaine B. Bittner
Base Salary (based upon severance multiple)	$1,050,000	$885,000	$490,000	$390,000
Annual Cash Bonus (based upon severance multiple)[1]	$358,338	$214,592	$145,265	$86,859
Healthcare and other insurance benefits[2]	$46,068	$46,052	$31,066	$12,925
Retirement Plan benefits[3]	$—	$65,976	$38,116	$28,612
Unpaid Equity Incentive Compensation[4]	$820,941	$476,850	$476,850	$554,880

Total	$2,275,346	$1,688,470	$1,181,297	$1,073,275
Reduced to Not Exceed the IRC 280G Limit[5]	$662,241	$404,658	$195,723	$423,997

Net Amount Payable to Executive	$1,613,107	$1,283,812	$985,574	$649,278

[1]

For each named executive officer, the average of the cash incentive awards under the Cash Incentive Plan for the fiscal years 2008, 2009 and 2010, multiplied by the respective severance multiple. In addition, each named executive officer is entitled to receive his or her applicable annual cash incentive award that was earned in 2011 as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

[2]

Based upon the expected healthcare cost per employee for 2011, as provided by the Company’s third-party administrator, as well as the term life insurance paid by the Company, and continued coverage for life, accidental death and dismemberment, and long-term disability insurance.

[3]

Based upon a fixed matching contribution that is the same as the contribution made to other employees of the Company that are eligible to participate in the qualified 401(k) Retirement Savings Plan and nonqualified 401(k) Supplemental Executive Retirement Savings Plan. Employees, including the named executive officers, are also eligible to receive an additional supplemental employer contribution at the discretion of the Company. In accordance with Mr. McMaster’s employment agreement which became effective on January 1, 2011, he is not entitled to receive any benefits related to additional Company contributions that would have been made to the savings and deferred compensation plans over the 36-month period.

[4]

These represent the maximum awards under the 2010-2012 and 2011-2013 performance periods. These also represent the maximum awards under the 2011-2012 performance period relating to Mr. McMasters’ promotion to President and Chief Executive Officer, effective January 1, 2011 and Ms. Bittner’s transition into the Equity Incentive Plan as described in Outstanding Equity Awards on page 34 herein. The awards are valued at $43.35, the year-end closing price.

[5]

The total severance amount payable to a named executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. Pursuant to Section 280G, this amount is calculated by multiplying three times the five-year average of the executive officer’s W-2 compensation.

Upon a change in control, each named executive officer would be entitled to receive the amounts deferred under the Deferred Compensation Plan, in the form of a lump sum payment. Under the 401(k) Supplemental Executive Retirement Plan, each named executive officer would likewise be entitled to a lump sum payment equal to the value in his or her account upon a change in control.

In accordance with the Treasury Regulations issued under Section 409A of the Internal Revenue Code, each named executive officer’s employment agreement provides that if a separation from service occurs: (i) within two years of a change in control, benefits will be paid in a lump sum, or (ii) more than two years after the change in control, the benefits will be paid in equal installments over a one year period. In addition, each employment agreement provides that benefits paid upon a separation from service will be subject to a six-month delay in the commencement of payment if required by Section 409A of the Internal Revenue Code. The named executive officer will pay the full amount for benefits extended during the six-month delay period (to be reimbursed by the Company with interest) if this delay provision applies.

Joseph Cummiskey. Under the Equity Incentive Plan, the Compensation Committee granted performance shares to Mr. Cummiskey in January 2010 and January 2011 for the 2010-2011, 2010-2012 and 2011-2013 performance periods, respectively. Under the Cash Incentive Plan, the Compensation Committee, in January 2011, established financial and non-financial performance targets for Mr. Cummiskey. The actual cash or equity earned depends on actual performance at the end of the performance period as compared to the performance targets. Effective February 24, 2012, and prior to the payment of any cash incentive or equity incentive awards for the period ended December 31, 2011, Mr. Cummiskey resigned as an officer of the Company. In connection with his resignation, the Company and Mr. Cummiskey executed a Separation Agreement and Release on February 25, 2012 (the “Separation Agreement”) which provided for a separation payment in lieu of all cash incentive and equity incentive awards which Mr. Cummiskey may have otherwise received, as a cash incentive award for the 2011 performance period, as an equity incentive award for the 2010-2011, 2010-2012 and 2011-2013 performance periods, and certain other amounts to which Mr. Cummiskey may have been entitled. Pursuant to the terms of the Separation Agreement, Mr. Cummiskey’s separation payment consists of: (i) the payment of $181,500 as follows: (a) a payment in the amount of $91,500 payable by March 1, 2012 and (b) nine additional payments in the amount of $10,000 each, payable on the first business day coincident with or next following the first day of each calendar month from April through December 2012, and (ii) the transfer to Mr. Cummiskey of title to his Company vehicle valued at $15,848 (the “Separation Payment”). The Separation Payment does not affect Mr. Cummiskey’s right to receive any accrued but unpaid salary, vacation pay, reimbursement for properly documented and incurred business expenses, or other amounts vested, due and owing under Company benefit plans as of the date of his resignation, including deferred compensation as disclosed under the section titled Nonqualified Deferred Compensation on page 36 of this Proxy Statement. Mr. Cummiskey joined the Company after December 31, 1998 and therefore was not eligible to participate in the Pension Plan, nor did he participate in the Pension Supplemental Executive Retirement Plan.

The Company previously entered into an employment agreement with Mr. Cummiskey dated December 31, 2009. The terms of Mr. Cummiskey’s employment agreement were similar to the terms of the employment agreements for the other named executive officers. Mr. Cummiskey’s employment agreement terminated effective upon his resignation from the Company on February 24, 2012, with certain covenants surviving for a period of time thereafter, including confidentiality of information; non-solicitation of employees; non-solicitation of third-parties; non-competition; post-termination cooperation; and non-disparagement.

Please also refer to the 2011 Summary Compensation Table on page 30 of this Proxy Statement for additional information on Mr. Cummiskey’s compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Richard Bernstein, Chairman, Joseph E. Moore, Calvert A. Morgan, Jr. and Dianna F. Morgan serve as members of the Compensation Committee of the Board. Each member of the Compensation Committee is solely independent of the Company as required by the NYSE listing standards. No member of the Compensation Committee, at any time, has been employed by the Company, or been a participant in a related party transaction with the Company.

There were no Compensation Committee interlocks or insider (employee) participation during 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides the number of shares of our common stock beneficially owned as of March 15, 2012 by each director, by each named executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of the directors and named executive officers as a group. The table shows shares held in the qualified 401(k) Retirement Savings Plan, deferred stock units credited under the Deferred Compensation Plan, and total shares beneficially owned by each individual, including the shares in the respective plans. There have been no shares of our common stock pledged as security by a director, named executive officer, or all directors and named executive officers as a group, except as described in the table and corresponding footnote below for Mr. Schimkaitis. Directors, officers and employees may not engage in hedging of company shares. The table also provides information for each other person known to us to beneficially own five percent or more of our common stock.

Beneficial Ownership as of March 15, 2012

Name of Beneficial Owner	Qualified 401(k) Retirement Savings Plan	Deferred Compensation Plan[1]	Total Shares Owned Beneficially[2,3]	Percent of Class
Ralph J. Adkins	—	—	56,029	*
Eugene H. Bayard	—	—	14,564	*
Richard Bernstein	—	—	41,673	*
Elaine B. Bittner	4,130	—	4,130	*
Thomas J. Bresnan	—	2,930	8,480	*
Beth W. Cooper	6,375	—	20,280	*
Thomas P. Hill, Jr.	—	—	8,208	*
Dennis S. Hudson, III	—	—	3,336	*
Paul L. Maddock, Jr.	—	—	26,305	*
J. Peter Martin	—	—	12,000	*
Michael P. McMasters	11,322	25,726	58,109	*
Joseph E. Moore	—	2,186	12,976	*
Calvert A. Morgan, Jr.	—	—	24,900	*
Dianna F. Morgan	—	—	3,065	*
John R. Schimkaitis[4]	—	—	95,064	*
Stephen C. Thompson	12,538	—	39,613	*
Executive Officers and Directors as a Group	34,365	30,842	428,732	4.48%
*Less than one percent.

Name of Investment Advisor
BlackRock, Inc.[5] 40 East 52nd Street New York, NY 10022	—	—	611,818	6.40%

[1]

The Deferred Compensation Plan enables non-employee directors to defer all or a portion of their meeting fees and annual retainers on a pre-tax basis. The named executive officers can also defer cash incentive awards and equity incentive awards on a pre-tax basis under the Deferred Compensation Plan. See the descriptions of the Deferred Compensation Plan on pages 19 and 36.

[2]

Unless otherwise indicated in a footnote, each director or named executive officer possesses sole voting and sole investment power with respect to his or her shares shown in the table. No director or named executive officer owns more than one percent of the outstanding common stock of the Company. All directors and named executive officers as a group own 4.48 percent of the Company’s outstanding shares as of March 15, 2012.

[3]

Voting rights are shared with spouses and other trustees in certain accounts for Ralph J. Adkins (2,900), Thomas J. Bresnan (5,550 shares), Beth W. Cooper (1,079 shares), Paul L. Maddock, Jr. (12,000 shares) and Calvert A. Morgan, Jr. (8,550 shares). Independent accounts are held by the spouses of Ralph J. Adkins (3,358 shares), Thomas P. Hill, Jr. (3,373 shares) and Michael P. McMasters (32 shares).

[4]

In January 2011, Mr. Schimkaitis retired as Chief Executive Officer of the Company and received a reduced early retirement payment under the Pension Plan. Mr. Schimkaitis received his distribution in the form of a lump sum after providing property equal to 125 percent of the restricted portion of the lump sum in accordance with the Internal Revenue Code’s tax requirements. Currently, Mr. Schimkaitis has deposited 24,000 shares in escrow to satisfy the requirement. This property was placed in escrow, with oversight by a third party escrow agent. Until the Pension Plan is fully funded, as defined under the Internal Revenue Code, each year an amount equal to the value of payments that would have been paid to Mr. Schimkaitis if he had elected the life annuity form of distribution will become unrestricted and returned to Mr. Schimkaitis, subject to the remaining property retaining a minimum market value.

[5]

According to their report on Schedule 13G/A, filed on February 13, 2012, BlackRock, Inc. (“BlackRock”) was deemed to beneficially own 611,818 shares, or 6.40 percent, of our common stock. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to beneficially own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. According to the Schedule 13G/A, BlackRock had sole power to vote and to dispose of 611,818 shares. BlackRock’s Schedule 13G/A, as filed with the Securities and Exchange Commission, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plans. The following table sets forth the remaining number of shares authorized for issuance under the equity compensation plans of the Company as of December 31, 2011 which were approved by the stockholders:

Equity Compensation Plans Approved by Stockholders	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2005 Performance Incentive Plan	325,952
2005 Directors Stock Compensation Plan	23,111
2005 Employee Stock Award Plan	23,350

Total	372,413

There are no equity plans that were not previously approved by the Company’s stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors hereby provides the following report with respect to the Company’s audited financial statements for the year ended December 31, 2011.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with the management of the Company. The Audit Committee has discussed with ParenteBeard LLC, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received the written disclosures and the letter from ParenteBeard LLC required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of ParenteBeard LLC, and has discussed with ParenteBeard LLC its independence. Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in our 2011 Annual Financial Report and Shareholder Letter, which contains our Annual Report on Form 10-K for the year ended December 31, 2011.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.

THE AUDIT COMMITTEE

Thomas J. Bresnan (Chairman)

Thomas P. Hill, Jr.

Dennis S. Hudson, III

J. Peter Martin

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 1, 2011, ParenteBeard was appointed by the Audit Committee as the Company’s independent registered public accounting firm for the year ended December 31, 2011. The aggregate fees billed to the Company and its subsidiaries by ParenteBeard for services performed in 2011 are set forth below.

Audit Fees. The aggregate fees billed to the Company and its subsidiaries by ParenteBeard in 2011 and 2010 totaled $751,155 and $705,100, respectively. These fees were all related to professional services rendered by the respective auditing firm in conjunction with the audits of our financial statements included in our Annual Report on Form 10-K; the reviews of the financial statements included in our Quarterly Reports on Form 10-Q; the audits of internal control over financial reporting; and services in conjunction with ParenteBeard’s consents associated with the Company’s registration statement that was filed with the SEC in December 2011.

Audit-Related Fees. The Company engaged ParenteBeard in 2011 and 2010 to perform annual audits on our benefit plans. The audits covered the plan periods of January 1, 2010 through December 31, 2010 and January 1, 2009 through December 31, 2009. Additionally, they were engaged to perform due diligence reviews related to acquisitions and potential acquisitions, accounting consultations and audits in connection with acquisitions. The aggregate fees billed for audit-related services were $67,665 and $64,600 for 2011 and 2010, respectively.

Tax Fees. The Company did not engage ParenteBeard to provide any tax services in 2011 or 2010.

All Other Fees. The Company did not engage ParenteBeard to provide any services in 2011 or 2010 other than those identified above.

Audit Committee’s Pre-Approval Policies and Procedures. Under the policy adopted by the Audit Committee, all audit and non-audit services provided to the Company by its independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee approved 100 percent of all audit and non-audit services provided to the Company by ParenteBeard. The Audit Committee has delegated to the Chairman of the Audit Committee (and may delegate authority to any other member of the Audit Committee) authority to pre-approve up to $40,000 in audit and non-audit services, which authority may be exercised when the Audit Committee is not in session. Any approvals granted pursuant to delegated authority must be reported to the Audit Committee at the next regularly scheduled meeting.

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be considered for inclusion in our Proxy Statement for the Annual Meeting to be held in 2013, stockholder proposals must be submitted in writing and received at our principal executive offices on or before November 23, 2012. Written proposals should be directed to the following: Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

Under the Company’s Bylaws, as amended and restated on April 7, 2010, a stockholder wishing to bring an item of business before an annual meeting of stockholders must provide timely notice in writing to the Corporate Secretary of the Company. To be timely, the stockholder’s notice must be received by the Company at its principal executive offices not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting. The Company’s Bylaws also provide for certain requirements in the event our annual meeting is more than 30 days before or more than 60 days after such anniversary date. A stockholder’s notice to the Corporate Secretary must contain the information set forth in the Company’s Bylaws. This information includes, but is not limited to, a description of the business to be brought before the meeting, Ownership and Rights Information (as defined in the Bylaws), and any other information that would be required to be made in connection with the solicitation of proxies. The stockholder is also required to include a representation as to the accuracy of the information that is being provided. With respect to stockholder proposals for director nominees, please see the additional requirements set forth under DIRECTOR NOMINATION PROCESS on page 11 herein.

HOUSEHOLDING RULES

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to deliver single copies of proxy statements and annual reports to two or more stockholders that share the same address, if the stockholders at the address have the same last name or the broker or bank reasonably believes that the stockholders are members of the same family. If a stockholder who holds shares through a broker or bank, received from the broker or bank, a notice stating that the broker or bank intends to send only one copy of such material to the stockholder’s household, and none of the members of the household objected, they are deemed to have consented to this arrangement. A stockholder who, in accordance with these rules, received only a single copy of this Proxy Statement or the 2011 Annual Report and would like to receive a separate copy of these materials, or separate copies of future proxy statements and annual reports, should submit a written or oral request to the Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904 or (888) 742-5275.

Stockholders sharing the same address who hold shares through a broker or bank and who are receiving multiple copies of our proxy statements and annual reports may request a single copy by contacting their broker or bank.

ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K

THE COMPANY FILED ITS ANNUAL REPORT ON FORM 10-K FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2011 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), AS AMENDED, WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a -1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. WE WILL PROVIDE YOU WITH A COPY OF THESE DOCUMENTS, FREE OF CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, CHESAPEAKE UTILITIES CORPORATION, 909 SILVER LAKE BOULEVARD, DOVER, DELAWARE 19904.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of the Company’s directors and executive officers, and any beneficial owner of more than 10 percent of our common stock, to file reports with the SEC. These include initial reports and reports of changes in the individual’s beneficial ownership of the Company’s common stock. Such persons are also required by SEC regulations to furnish the Company with copies of such reports. To our knowledge, based solely on the review of such reports furnished to the Company and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 2011 all directors and executive officers filed on a timely basis the reports required by Section 16(a), except for a filing made on behalf of Mr. Schimkaitis on January 11, 2011. The date required to file Mr. Schimkaitis’ report was January 8, 2011. Effective January 1, 2011, Mr. Schimkaitis retired from the Company. He continued serving on the Board and was entitled to receive compensation for his services as a director. He received a prorated equity retainer for his services as a director from January 1, 2011 and the Company’s 2011 Annual Meeting. We are not aware of any person or entity that beneficially owns more than ten percent of the Company’s common stock.

OTHER MATTERS

The Board is not aware of any other matter to be presented at the Annual Meeting. In accordance with our Bylaws, other business may be properly brought before the meeting or at any adjournment meeting. The individuals that have been designated as Proxies will vote pursuant to their discretion on any matter that is properly brought before the meeting.

By Order of the Board of Directors,

Beth W. Cooper

Corporate Secretary

CHESAPEAKE UTILITIES CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

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MR A SAMPLE
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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Annual Meeting Proxy Card

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IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

For Withhold For Withhold For Withhold

1. Election of Directors: 01 - Eugene H. Bayard

02 - Thomas P. Hill, Jr.

03 - Dennis S. Hudson, III

04 - Calvert A. Morgan, Jr.

For Against Abstain

2. Ratification of the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Dear Stockholder:	March 30, 2012

You are cordially invited to attend the Annual Meeting of Stockholders of Chesapeake Utilities Corporation to be held at 9:00 a.m. Eastern Daylight Time on May 2, 2012, in the Board Room, PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware. The Board of Directors looks forward to personally greeting those stockholders who are able to attend. The Corporate Secretary’s formal Notice of Annual Meeting of Stockholders and the Proxy Statement appear on the enclosed pages and describe the matters that will be submitted to a vote of stockholders at the meeting.

Whether or not you plan to attend the Meeting, it is important that your shares be represented at the Meeting. Accordingly, you are requested to promptly sign, date and mail the attached proxy in the envelope provided.

Thank you for your consideration and continued support.

Sincerely,

RALPH J. ADKINS

Chairman of the Board

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Chesapeake Utilities Corporation

909 SILVER LAKE BOULEVARD

DOVER, DELAWARE 19904

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2012 AT 9:00 AM (EASTERN DAYLIGHT TIME) IN THE BOARD ROOM

PNC BANK, N.A.

222 DELAWARE AVENUE

WILMINGTON, DELAWARE 19801

The undersigned stockholder hereby appoints Ralph J. Adkins and Michael P. McMasters and each one of them, with power of substitution and revocation, the proxies of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the Annual Meeting and at any adjourned meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE